EXHIBIT 4(ii)
                                 EXECUTION COPY










                                CREDIT AGREEMENT

                          dated as of December 20, 1999

                                      among

                           CURTISS-WRIGHT CORPORATION

                                       and

           THE SUBSIDIARY BORROWERS PARTIES HERETO FROM TIME TO TIME,

                                  as Borrowers,

                  THE LENDERS PARTIES HERETO FROM TIME TO TIME,

                      THE ISSUING BANKS REFERRED TO HEREIN

                                       and

                                MELLON BANK, N.A.
                                    as Agent




                             THE BANK OF NOVA SCOTIA
                              as Syndication Agent

                                       and

                         PNC BANK, NATIONAL ASSOCIATION
                             as Documentation Agent







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                                      -iv-




                                                     -i-

                                TABLE OF CONTENTS

Section                       Title                                        Page

ARTICLE I  DEFINITIONS; CONSTRUCTION..........................................1

   1.01.  Certain Definitions.................................................1
   1.02.  Construction.......................................................15
   1.03.  Accounting Principles..............................................16

ARTICLE II  THE CREDITS......................................................16

   2.01.  Revolving Credit Loans.............................................16
   2.02.  Facility Fee; Reduction of the Revolving Credit Committed Amounts..18
   2.03.  Making of Loans....................................................19
   2.04.  Interest Rates.....................................................20
   2.05.  Conversion or Renewal of Interest Rate Options.....................23
   2.06.  Prepayments Generally..............................................24
   2.07.  Optional Prepayments...............................................25
   2.08.  Interest Payment Dates.............................................25
   2.09.  Pro Rata Treatment; Payments Generally.............................25
   2.10.  Additional Compensation in Certain Circumstances...................26
   2.11.  HLT Classification.................................................28
   2.12.  Taxes..............................................................29
   2.13.  Funding by Branch, Subsidiary or Affiliate.........................30
   2.14.  Multicurrency Payments.............................................31

ARTICLE III  LETTERS OF CREDIT...............................................32

   3.01.  Letters of Credit..................................................32
   3.02.  Letter of Credit Fees..............................................33
   3.03.  Procedure for Issuance and Amendment of Letters of Credit..........34
   3.04.  Participating Interests............................................35
   3.05.  Drawings and Reimbursements........................................36
   3.06.  Obligations Absolute...............................................37
   3.07.  Increased Costs....................................................37
   3.08.  Further Assurances.................................................37
   3.09.  Letter of Credit Application.......................................37
   3.10.  Cash Collateral for Letters of Credit..............................37
   3.11.  Certain Provisions Relating To the Issuing Banks...................39

ARTICLE IV  REPRESENTATIONS AND WARRANTIES...................................40

   4.01.  Due Incorporation, Etc.............................................40
   4.02.  Due Authorization, Etc.............................................40
   4.03.  Approvals..........................................................41
   4.04.  Execution; Binding Effect..........................................41
   4.05.  Financial Statements...............................................41
   4.06.  Litigation.........................................................42
   4.07.  Title to Property..................................................42
   4.08.  ERISA..............................................................42
   4.09.  Environmental Laws.................................................42
   4.10.  Absence of Undisclosed Liabilities.................................43
   4.11.  Accurate and Complete Disclosure...................................43
   4.12.  Margin Regulations.................................................43
   4.13.  Subsidiaries.......................................................44
   4.14.  Partnerships, etc..................................................44
   4.15.  Absence of Events of Default.......................................44
   4.16.  Insurance..........................................................44
   4.17.  Intellectual Property..............................................45
   4.18.  Taxes..............................................................45
   4.19.  Year 2000 Compliance...............................................45

ARTICLE V  CONDITIONS OF LENDING.............................................45

   5.01.  Conditions to Making of Initial Loans and Issuance of Initial
           Letter of Credit..................................................45
   5.02.  Conditions to All Loans............................................47

ARTICLE VI  AFFIRMATIVE COVENANTS............................................48

   6.01.  Basic Reporting Requirements.......................................48
   6.02.  Inspection.........................................................50
   6.03.  Payment of Taxes, Etc..............................................50
   6.04.  Preservation of Corporate Existence, Etc...........................51
   6.05.  Compliance with Laws, Etc..........................................51
   6.06.  Maintenance of Insurance...........................................51
   6.07.  Notice of Environmental Claims.....................................51
   6.09.  Governmental Approvals and Filings.................................52
   6.10.  Maintenance of Properties..........................................52
   6.11.  Avoidance of Other Conflicts.......................................52
   6.12.  Financial Accounting Practices.....................................52
   6.13.  Use of Proceeds....................................................52
   6.14.  Continuation of or Change in Business..............................52
   6.15.  Consolidated Tax Return............................................53
   6.16.  Fiscal Year........................................................53
   6.17.  Year 2000 Compliance...............................................53
   6.18.  ERISA Compliance...................................................53

ARTICLE VII  NEGATIVE COVENANTS..............................................54

   7.03.  Indebtedness.......................................................55
   7.04.  Restriction on Liens and Additional Indebtedness...................55
   7.05.  Amendment of Certain Documents.....................................56
   7.06.  Mergers; Acquisitions..............................................56
   7.07.  Limitation on Other Restrictions on Dividends by Subsidiaries, etc.56
   7.08.  Sale of Assets.....................................................57
   7.09.  Guaranties, Indemnities, Etc.......................................57
   7.11.  Sale-Leasebacks....................................................57
   7.12.  Leases.............................................................58
   7.13.  Affiliates.........................................................58

ARTICLE VIII  EVENTS OF DEFAULT..............................................58

   8.01.  Events of Default..................................................58
   8.02.  Consequences of an Event of Default................................61
   8.03.  Judgment Currency..................................................61

ARTICLE IX  THE AGENT........................................................62

   9.01.  Appointment........................................................62
   9.02.  General Nature of Agent's Duties...................................62
   9.03.  Exercise of Powers.................................................63
   9.04.  General Exculpatory Provisions.....................................63
   9.05.  Administration by the Agent and the Issuing Bank...................64
   9.06.  Lender Not Relying on Agent or Other Lenders.......................65
   9.07.  Indemnification....................................................65
   9.08.  Agent in its Individual Capacity...................................66
   9.09.  Holders of Notes...................................................66
   9.10.  Successor Agent....................................................66
   9.11.  Additional Agents..................................................67
   9.12.  Calculations.......................................................67
   9.13.  Agent's Fee........................................................67
   9.14.  Funding by Agent...................................................67

ARTICLE X  MISCELLANEOUS.....................................................67

   10.01.  Holidays..........................................................67
   10.02.  Records...........................................................68
   10.03.  Amendments and Waivers............................................68
   10.04.  No Implied Waiver; Cumulative Remedies............................69
   10.05.  Notices...........................................................69
   10.06.  Expenses; Taxes; Indemnity........................................70
   10.07.  Severability......................................................71
   10.08.  Prior Understandings..............................................71
   10.09.  Duration; Survival................................................71
   10.10.  Counterparts......................................................72
   10.11.  Limitation on Payments............................................72
   10.12.  Set-Off...........................................................72
   10.13.  Sharing of Collections............................................72
   10.14.  Successors and Assigns; Participations; Assignments...............73
   10.15.  Governing Law; Submission to Jurisdiction;  Limitation of
               Liability.....................................................76
   10.16.  Confidentiality...................................................77

Exhibits

Exhibit A                Form of Revolving Credit Note
Exhibit B                Form of Opinion of Counsel
Exhibit C                Form of Quarterly Compliance Certificate
Exhibit D                Form of Transfer Supplement
Exhibit E                Form of Curtiss-Wright Guaranty
Exhibit F                Form of Subsidiary Guaranty

Schedules

Schedule 3.01            Outstanding Letters of Credit
Schedule 4.01            Due Incorporation, Etc.
Schedule 4.06            Litigation
Schedule 4.07            Title to Property
Schedule 4.09            Hazardous Waste
Schedule 4.10            Indebtedness
Schedule 4.13            Significant Subsidiaries
Schedule 4.14            Partnerships, Etc.
Schedule 7.02            Liens
Schedule 7.03            Indebtedness
Schedule 7.09            Guaranty Equivalents
Schedule 7.11            Leases


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                                                       -13-





                                CREDIT AGREEMENT

                  THIS CREDIT AGREEMENT (this "Agreement"), dated as of December 20, 1999, by and among CURTISS-WRIGHT CORPORATION, a Delaware corporation ("Curtiss-Wright"), the Subsidiary Borrowers (as defined below) party hereto from time to time (collectively with Curtiss-Wright, the "Borrowers", and each individually a "Borrower"), the lenders party hereto from time to time (the "Lenders", as defined further below), the Issuing Banks referred to herein (the "Issuing Banks") and MELLON BANK, N.A., a national banking association, as agent for the Lenders and the Issuing Banks hereunder (in such capacity, together with its successors in such capacity, the "Agent").

                  WHEREAS, the Borrowers have requested the Agent, the Lenders and the Issuing Banks to enter into this Agreement and extend credit as herein provided;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

 . In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

                  "Account Party" shall have the meaning set forth in Section 3.01(b) hereof.

                  "Affected Lender" shall have the meaning set forth in Section 2.04(e) hereof.

                  "Affiliate" of a Borrower shall mean any Person which directly or indirectly controls or is controlled by or is under common control with a Borrower. For purposes of this definition "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management policies, whether through ownership of voting securities or by contract or otherwise.

                  "Alternative Funds" shall have the meaning set forth in
Section 2.04(f) hereof.

                  "Anniversary Date" shall mean each December 20 during the term of this Agreement.

                  "Applicable Funding Rate" shall have the meaning set forth in
Section 2.10(b) hereof.

                  "Applicable Margin" shall have the meaning set forth in
Section 2.04(b) hereof.

                  "Assured Obligation" shall have the meaning set forth in the definition of "Guaranty Equivalent" in this Section 1.01.

                  "Base Rate" shall have the meaning set forth in Section 2.04
(a)(i) hereof.

                  "Base Rate Option" shall have the meaning set forth in Section 2.04(a) hereof.

                  "Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with Section 2.09(c)(ii) hereof. If no Loan or Loans is specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Loans outstanding at such time.

                  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or the State of New York or other day on which banking institutions are authorized or obligated to close in the city in which the Agent's Office is located.

                  "Change of Control" shall mean that any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act) of 50% or more of the combined voting power of all the outstanding voting securities of Curtiss-Wright; provided, that none of Unitrin Corporation, Argonaut Insurance Co. or any of their respective Subsidiaries shall be deemed to be a Person for purposes of this definition.

                  "Closing Date" shall mean the date of this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                  "Commitment" of a Lender shall mean the Revolving Credit Commitment of such Lender.

                  "Commitment Percentage" of a Lender at any time shall mean the Commitment Percentage for such Lender set forth below its name on the signature page hereof, as such percentage may be adjusted pursuant to
         Section 2.01(e) hereof, and subject to transfer to another Lender as provided in Section 10.14 hereof.

                  "Consolidated EBIT" shall mean, with respect to Curtiss-Wright and its consolidated Subsidiaries, calculated for each fiscal quarter then ending, and the immediately preceding three fiscal quarters (determined on a consolidated basis and in accordance with GAAP), the sum of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) consolidated federal and state income tax expenses for such period.

                  "Consolidated EBITDA" shall mean, with respect to Curtiss-Wright and its consolidated Subsidiaries, calculated for each fiscal quarter then ending, and the immediately preceding three fiscal quarters (determined on a consolidated basis and in accordance with GAAP), the sum of (a) Consolidated EBIT, plus (b) depreciation and amortization of assets for such period (if subtracted from earnings in calculating the same), plus (c) extraordinary losses for such period, minus (d) extraordinary gains for such period.

                  "Consolidated Interest Expense" shall mean, with respect to Curtiss-Wright and its consolidated Subsidiaries calculated for each fiscal quarter then ending, and the immediately preceding three fiscal quarters, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to Indebtedness of Curtiss-Wright and its consolidated Subsidiaries, interest expense for the relevant period that has been capitalized on the balance sheet and interest expense with respect to any Deemed Debt.

                  "Consolidated Net Income" shall mean, for any period, the consolidated net income (or deficit) of Curtiss-Wright and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

                  "Consolidated Net Worth" of Curtiss-Wright and its consolidated Subsidiaries, shall mean total shareholder's equity which would appear as such on the consolidated balance sheet of Curtiss-Wright, determined in accordance with GAAP.

                  "Controlled Group" means all members of a group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Curtiss-Wright or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

                  "Corresponding Source of Funds" shall mean, in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by a Lender through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

                  "Curtiss-Wright Guaranty" shall have the meaning set forth in
Section 5.01(o) hereof.

                  "Debt Instrument" shall have the meaning set forth in Section 8.01(e) hereof.

                  "Deemed Debt" shall mean the amount of indebtedness incurred by Curtiss-Wright and its consolidated Subsidiaries and any special purpose corporation or trust which is an Affiliate of Curtiss-Wright or any of its Subsidiaries in connection with any accounts receivable financing facility, or other financing vehicle which is designed to provide Curtiss-Wright or any Subsidiary thereof with off-balance sheet financing whether or not shown on the balance sheet of Curtiss-Wright or such Subsidiary in accordance with GAAP to the extent not included in the definition of Indebtedness. For purposes of determining the amount of Deemed Debt incurred by any Person in connection with any off-balance sheet financing transaction, all contingent obligations of such Person shall be included as well as non-recourse indebtedness incurred in connection with such transaction. Deemed Debt shall not include operating leases.

                  "Deemed Guarantor" shall have the meaning set forth in the definition of "Guaranty Equivalent" in this Section 1.01.

                  "Deemed Obligor" shall have the meaning set forth in the definition of "Guaranty Equivalent" in this Section 1.01.

                  "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

                  "Dollar Equivalent Amount" of any Revolving Credit Loan shall mean (a) with respect to a Revolving Credit Loan denominated in an Other Currency, an amount equal to the amount of Dollars that the amount of such Other Currency (equal to the principal amount of such Revolving Credit Loan) could purchase at 12:00 p.m., noon, Pittsburgh time, on the date of determination, based upon the quoted spot rates of the Agent, at which its applicable branch or office offers to exchange Dollars for such currency in the foreign exchange market and (b) with respect to a Revolving Credit Loan denominated in US Currency, an amount in Dollars equal to the principal amount of such Revolving Credit Loan.

                  "Environmental Claim" shall have the meaning set forth in
Section 4.09 hereof.

                  "Environmental Permits" shall have the meaning set forth in
Section 4.09 hereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "Euro" and "Euros" shall mean the lawful currency of the participating member states of the European Union that adopt a single currency in accordance with the Treaty establishing the European Communities, as amended by the Treaty on European Union.

                  "Euro-Rate" shall have the meaning set forth in Section 2.04
(a)(ii) hereof.

                  "Euro-Rate Option" shall have the meaning set forth in Section 2.04(a)(ii) hereof.

                  "Euro-Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 2.09(c)(i) hereof. If no Loan or Loans is specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Loans outstanding at such time.

                  "Euro-Rate Reserve Percentage" shall have the meaning set forth in Section 2.04(a)(ii) hereof.

                  "Event of Default" shall mean any of the Events of Default described in Section 8.01 hereof.

                  "Extension Request" shall have the meaning set forth in
Section 2.01(e) hereof.

                  "Facility Fee" shall have the meaning set forth in Section 2.02(a) hereof.

                  "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive absent manifest error) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

                  "Funding Breakage Date" shall have the meaning set forth in
Section 2.10(b) hereof.

                  "Funding Breakage Indemnity" shall have the meaning set forth in Section 2.10(b) hereof.

                  "Funding Periods" shall have the meaning set forth in Section 2.04(c) hereof.

                  "Funding Segment" of the Euro-Rate Portion of the Revolving Credit Loans at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

                  "GAAP" shall have the meaning set forth in Section 1.03 hereof.

                  "Governmental Action" shall mean any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

                  "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                  "Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to be subject to a Guaranty Equivalent in respect of any indebtedness, obligation or liability (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the nondelivery of or failure to furnish of such property or services, or (d) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) of any Assured Obligation.

                  "Hazardous Materials" shall have the meaning set forth in
Section 4.09 hereof.

                  "HLT Classification" shall have the meaning set forth in
Section 2.11 hereof.

                  "Indebtedness" of a Person, at a particular date, shall mean, without duplication, the following: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property; (b) the face amount of all letters of credit (other than standby letters of credit issued for the account of such Person in connection with bids on proposed contracts by such Person) issued for the account of such Person and, without duplication, all drafts drawn under all letters of credit (including standby letters of credit); (c) all liabilities secured by any Lien (other than Permitted Liens permitted under clause
         (h) of the definition thereof) on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though it has not assumed or become liable for the payment thereof; (d) all Indebtedness of others as to which such Person is the Deemed Guarantor under a Guaranty Equivalent; and (e) lease obligations of such Person which have been, or which in accordance with GAAP, should be capitalized.

                  "Indemnified Parties" shall mean the Agent, the Lenders, their respective affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing.

                  "Initial Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

                  "Interest Coverage Ratio" shall mean, with respect to Curtiss-Wright and its Consolidated Subsidiaries for any period, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense for the immediately preceding four quarter period ending on the date of determination.

                  "Issuing Banks" shall have the meaning set forth in Section 3.01(b) hereof.

                  "Judgment Amount" shall have the meaning set forth in Section
8.03 hereof.

                  "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

                  "Lender" shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 hereof pertaining to Persons becoming or ceasing to be Lenders.

                  "Letter of Credit" shall have the meaning set forth in Section 3.01(b) hereof.

                  "Letter of Credit Application" shall have the meaning set forth in Section 3.03(a)(ii) hereof.

                  "Letter of Credit Collateral Account" shall have the meaning set forth in Section 3.10(b) hereof.

                  "Letter of Credit Exposure" shall mean the aggregate Letter of Credit Undrawn Availability for all outstanding Letters of Credit.

                  "Letter of Credit Facing Fee" shall have the meaning assigned to that term in Section 3.02(b) hereof.

                  "Letter of Credit Fee" shall have the meaning set forth in
Section 3.02(a) hereof.

                  "Letter of Credit Obligations" shall mean at any particular time all liabilities of the Borrowers with respect to Letters of Credit, whether or not such liability is contingent, including (without duplication) the sum of (a) the aggregate Letter of Credit Undrawn Availability of all Letters of Credit then outstanding plus (b) the aggregate amount of all unpaid Letter of Credit Reimbursement Obligations.

                  "Letter of Credit Participating Interest" shall have the meaning set forth in Section 3.04(a) hereof.

                  "Letter of Credit Reimbursement Obligations" shall mean, collectively, (a) the obligations of the Borrowers to reimburse the Issuing Bank in accordance with the terms of this Agreement and the related Letter of Credit Application for any payments made by the Issuing Bank under any Letter of Credit, and (b) all fees and expenses payable to the Agent for the account of the Lenders in respect of any Letter of Credit.

                  "Letter of Credit Undrawn Availability" shall mean for each Letter of Credit, the undrawn face amount of such Letter of Credit.

                  "Leverage Ratio" shall mean, with respect to Curtiss-Wright and its consolidated Subsidiaries for any fiscal period, the ratio of
         (a) Indebtedness of Curtiss-Wright and its consolidated Subsidiaries plus any Deemed Debt as of the date of determination, to (b) Consolidated EBITDA plus, in the event of any acquisition by Curtiss-Wright, with respect to the acquired company, the sum of (i) the net earnings (or loss), plus (ii) interest expense for such period, plus (iii) consolidated federal and state income tax expenses for such period, plus (iv) depreciation and amortization of assets for such period (if subtracted from earnings in calculating the same), plus (v) extraordinary losses for such period, minus (vi) extraordinary gains for such period, with all of the foregoing amounts to be calculated for the fiscal period then ending, and the immediately preceding three fiscal quarters (determined on a consolidated basis in accordance with GAAP).

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any additional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

                  "Loan" shall mean any loan by a Lender to any Borrower under this Agreement, and "Loans" shall mean all Loans made by the Lenders under this Agreement.

                  "Loan Documents" shall mean this Agreement, the Notes, the Curtiss-Wright Guaranty, the Subsidiary Guarantees and the Transfer Supplements, and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.

                  "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

                  "London Office", when used in connection with the Agent, shall mean its office located at Princess House, One Suffolk Lane, London EC4ROAN, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrowers.

                  "Loss" shall have the meaning set forth in Section 8.03 hereof.

                  "Material Adverse Effect" shall mean (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Curtiss-Wright and its Subsidiaries taken as a whole or
         (b) a material adverse effect on the ability of Curtiss-Wright to perform or comply with any of the terms and conditions of any Loan Document.

                  "Mellon" shall mean Mellon Bank, N.A. in its individual capacity.

                  "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement which is subject to Title IV of ERISA to which Curtiss-Wright or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

                  "Nonextending Lender" shall have the meaning set forth in
Section 2.01(e) hereof.

                  "Note" or "Notes" shall mean the Revolving Credit Notes of the Borrowers executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings of any thereof in whole or part.

                  "Notional Euro-Rate Funding Office" shall have the meaning set forth in Section 2.13(a) hereof.

                  "Obligations" shall mean all indebtedness, obligations and liabilities of any Borrower to any Lender, any Issuing Bank or the Agent from time to time arising under or in connection with or related to or evidenced by this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, accrued but unpaid interest, Letter of Credit Obligations, unpaid fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

                  "Office," when used in connection with the Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrowers.

                  "Option" shall mean the Base Rate Option or the Euro-Rate Option, as the case may be.

                  "Original Credit Agreements" shall mean that certain Credit Agreement dated as of October 29, 1991, as amended, among Curtiss-Wright, the Lenders party thereto, the Issuing Banks referred to therein and the Agent, and that certain Short Term Credit Agreement dated as of October 29, 1994, as amended, among Curtiss-Wright, the Lenders party thereto and the Agent.

                  "Original Due Date" shall have the meaning set forth in
Section 8.03 hereof.

                  "Other Currency" shall mean Canadian Dollars, British Pounds, Swiss Francs, Belgium Francs, French Francs, Italian Lira, German Marks, Singapore Dollars, Dutch Guilders, Danish Krone, Euros and any freely available currency that is freely transferable and freely convertible into Dollars and requested by any Borrower and acceptable to all of the Lenders and to the Agent.

                  "Outstanding Letter of Credit" shall have the meaning set forth in Section 3.01(a) hereof.

                  "Participants" shall have the meaning set forth in Section 10.14(b) hereof.

                  "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

                  "Permitted Liens" shall mean (a) Liens arising from taxes, assessments, charges, levies or claims that are not yet due or that remain payable without penalty, (b) deposits or pledges of cash to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of cash of like nature and all in the ordinary course of business, (c) Liens permitted by Section 7.02(b) hereof, (d) Liens in favor of each of the Agent and the Lenders, (e) Liens to secure Indebtedness existing on the date hereof, (f) with respect to real property located in the State of New Jersey, impediments to marketability arising by reason of the New Jersey Environmental Cleanup Responsibility Act, (g) easements, rights of way and other exceptions to title which do not materially affect any Borrower's right of enjoyment of its properties, (h) Liens in favor of customers for amounts paid to any Borrower or any Subsidiary of any Borrower as progress payments, (i) Liens to secure non-recourse Indebtedness, and (j) Liens to secure Deemed Debt.

                  "Person" shall mean an individual, corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

                  "Plan" means an employee pension benefit plan as defined in
         Section 3(2) of ERISA, as to which Curtiss-Wright or any member of the Controlled Group my have any liability.

                  "Portion" shall mean the Base Rate Portion or the Euro-Rate Portion, as the case may be.

                  "Potential Default" shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

                  "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by Mellon Bank, N.A. as its prime rate, which rate may be greater or less than other interest rates charged by Mellon Bank, N.A. to other borrowers and is not solely based or dependent upon the interest rate which Mellon Bank, N.A. may charge any particular borrower or class of borrowers.

                  "Pro Rata" shall mean from or to each Lender in proportion to its Commitment Percentage.

                  "Purchase Money Security Interest" shall have the meaning set forth in Section 7.02(b) hereof.

                  "Purchasing Lender" shall have the meaning set forth in
Section 10.14(c) hereof.

                  "Register" shall have the meaning set forth in Section 10.14(d) hereof.

                  "Regular Payment Date" shall mean the last day of each December, March, June and September after the date hereof.

                  "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

                  "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

                  "Replacement Lender" shall have the meaning set forth in
Section 2.01(e) hereof.

                  "Reportable Event" means a reportable event as defined in
         Section 4043(a) of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation unconditionally or conditionally waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either
         Section 4043(a) of ERISA or Section 412(d) of the Code.

                  "Required Lenders" shall mean, as of any date, Lenders which have Commitments constituting, in the aggregate, at least 51% of the total Commitments of all the Lenders.

                  "Responsible Officer" shall mean the Chairman, President, any Vice President, the Controller or the Treasurer of any Borrower.

                  "Revolving Credit Commitment" shall have the meaning set forth in Section 2.01(a) hereof.

                  "Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

                  "Revolving Credit Extensions of Credit" shall mean, at any particular time, the sum of (i) the aggregate unpaid principal amount of Revolving Credit Loans then outstanding and (ii) the aggregate Letter of Credit Obligations then outstanding.

                  "Revolving Credit Loans" shall have the meaning set forth in
Section 2.01(a) hereof.

                  "Revolving Credit Maturity Date" shall mean, initially, December 20, 2004, as such date may be extended by the Lenders pursuant to Section 2.01(e) hereof.

                  "Revolving Credit Notes" shall mean the promissory notes of the Borrowers executed and delivered under Section 2.01(c) hereof and any promissory note issued in substitution therefor pursuant to Sections 10.14(c) and 2.01(f) or any other provisions hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part.

                  "Short Term Commitments" shall mean the aggregate "Revolving Credit Commitments" of the "Lenders" (each as defined in the Short Term Credit Agreement) under the Short Term Credit Agreement.

                  "Short Term Credit Agreement" shall mean that certain Short Term Credit Agreement dated the date hereof, by and among the Borrowers, the Lenders named therein and Mellon Bank, N.A., as the Agent, as amended.

                  "Significant Subsidiary" shall mean Curtiss-Wright Flight Systems, Inc., Curtiss-Wright Flow Control Corporation, Metal Improvement Company, Inc., and any other Subsidiary of Curtiss-Wright
         (a) which, together with its Subsidiaries (determined on a consolidated basis), has assets with a book value greater than or equal to 20% of the total assets of Curtiss-Wright and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal quarter for which financial information is available), or (b) which, together with its Subsidiaries (determined on a consolidated basis), has greater than 20% of the net revenues of Curtiss-Wright and its Subsidiaries (determined on a consolidated basis) for the most recent four fiscal quarters for which financial information is available), all determined in accordance with GAAP.

                  "Single Employer Plan" means a Plan subject to Title IV of ERISA maintained by any member of the Controlled Group for employees of any member of the Controlled Group, other than a Multiemployer Plan.

                  "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is

                           (a) provided on the same Business Day in the case of
                  selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and

                           (b) provided at least four London Business Days in
                  advance in the case of selection of, conversion to or renewal of the Euro-Rate Option or prepayment of any Euro-Rate Portion.

         Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice.

                  "Stock Payments" shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock or other equity interest (or warrants, options or rights) or any other agreement or instrument.

                  "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or (b) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

                  "Subsidiary Borrower" shall mean any of the following Subsidiaries of Curtiss-Wright that is (a) a party to this Agreement or
         (b) has executed and delivered to the Agent (i) a Revolving Credit Note, and (ii) a joinder to this Agreement, in form and substance satisfactory to the Agent: Curtiss-Wright Flight Systems, Inc., a Delaware corporation; Metal Improvement Company, Inc., a Delaware corporation; Curtiss-Wright Flow Control Corporation, a New York corporation; Curtiss-Wright Flow Control Service Corporation, a Delaware corporation; Curtiss-Wright Foreign Sales Corp., a Barbados corporation; Curtiss-Wright Flight Systems Europe A/S, a Danish corporation and Curtiss-Wright Antriebstechnik GmbH, a Swiss corporation.

                  "Subsidiary Guarantors" shall mean the Subsidiary Borrowers and Significant Subsidiaries from time to time party to the Subsidiary Guarantees.

                  "Subsidiary Guarantees" shall have the meaning set forth in
Section 5.01(o) hereof.

                  "Substantial Portion" means, with respect to the properties of Curtiss-Wright and its consolidated Subsidiaries, property which (a) represents more than 20% of the consolidated assets of Curtiss-Wright and its Subsidiaries, as would be shown in the consolidated financial statements of Curtiss-Wright and its Subsidiaries as at the end of the fiscal quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net revenues or of the Consolidated Net Income of Curtiss-Wright and its Subsidiaries for the 12-month period ending as of the end of the fiscal quarter next preceding the date of determination. For purposes of the calculation of Consolidated Net Income hereunder, there shall be excluded therefrom any extraordinary gains during such period and there shall be included therein any extraordinary losses during such period.

                  "Taxes" shall have the meaning set forth in Section 2.12(a) hereof.

                  "Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of any member of the Controlled Group from such Plan during a plan year in which such member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of or appointment of a trustee to administer, such Plan.

                  "Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

                  "Transfer Supplement" shall have the meaning set forth in
Section 10.14(c) hereof.

                  "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

                  "US Currency" shall mean Dollars.

                  "Year 2000 Problem" shall mean any significant risk that computer hardware, software or equipment containing embedded microchips of any Borrower or any of its Subsidiaries which is essential to its business or operations will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively and reliably as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

 . Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to "determination" (and similar terms) by the Agent or by any Lender include good faith estimates by the Agent or by any Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or by any Lender (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

 .                 1.03.  Accounting Principles

                  (a) As used herein, "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing Curtiss-Wright's consolidated financial statements as of December 31, 1998 and for the fiscal year then ended, as referred to in Section 4.05 hereof, together with such changes in GAAP as may be adopted from time to time which, in the good faith judgment of the Agent, do not have a material adverse effect on Curtiss-Wright's compliance with the covenants contained in this Agreement.

                  (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                  (c) If and to the extent that the financial statements generally prepared by Curtiss-Wright apply accounting principles other than GAAP, all financial statements referred to in this Agreement or any other Loan Document shall be delivered in duplicate, one set based on the accounting principles then generally applied by Curtiss-Wright and one set based on GAAP. To the extent this Agreement or such other Loan Document requires financial statements to be accompanied by an opinion of independent accountants, each set of financial statements shall be accompanied by such an opinion.

                                   ARTICLE II
                                   THE CREDITS

 .                 2.01.  Revolving Credit Loans

                  (a) Revolving Credit Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender's "Revolving Credit Commitment") to make loans in either US Currency or in an Other Currency (the "Revolving Credit Loans") to one or more Borrowers at any time or from time to time on or after the date hereof and to but not including the Revolving Credit Maturity Date.

                  A Lender shall have no obligation to make any Revolving Credit Loan to the extent that the aggregate principal amount of such Lender's Pro Rata share of the total Revolving Credit Extensions of Credit at any time outstanding would exceed such Lender's Revolving Credit Committed Amount at such time. Each Lender's "Revolving Credit Committed Amount" at any time shall be equal to the amount set forth as its "Initial Revolving Credit Committed Amount" below its name on the signature pages hereof, as either such amount may have been reduced under Section 2.02 hereof at such time, increased under Section 2.01(f), and subject to transfer to another Lender as provided in Section 10.14 hereof.

                  (b) Nature of Credit. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder.

                  (c) Revolving Credit Notes. The obligations of each Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to them by each Lender and to pay interest thereon shall be evidenced in part by promissory notes of each such Borrower, one to each Lender, dated the Closing Date (the "Revolving Credit Notes") in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to such Lender's Initial Revolving Credit Committed Amount.

                  (d) Maturity. To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date.

                  (e) Extension of Revolving Credit Maturity Date. The Revolving Credit Maturity Date may be extended for successive one year periods at the request of Curtiss-Wright with the express consent of each Lender as provided below. Not later than the date 90 days prior to each Anniversary Date, Curtiss-Wright shall, at its option, in a written notice to the Agent request (an "Extension Request") that the Revolving Credit Maturity Date be extended for a period of one year. The Agent shall promptly inform the Lenders of such Extension Request. Each Lender that agrees with such Extension Request shall deliver to the Agent its express written consent thereto no later than 60 days prior to such Anniversary Date. If (i) any Lender notifies the Agent in writing on or before the 60th day prior to such Anniversary Date that it will not consent to such Extension Request or (ii) all of the Lenders have not in writing expressly consented to any such Extension Request as provided in the preceding sentence, then the Agent shall immediately notify Curtiss-Wright and Curtiss-Wright, at its option, may (x) withdraw the Extension Request, or (y) replace each Lender which has not agreed to such Extension Request (a "Nonextending Lender") with another commercial lending institution reasonably satisfactory to the Agent (a "Replacement Lender") by giving notice (not later than the date 20 days prior to such Anniversary Date) of the name of such Replacement Lender to the Agent. Unless the Agent shall object to the identity of such proposed Replacement Lender prior to the date 10 days prior to such Anniversary Date, upon notice from the Agent, each Nonextending Lender shall promptly (but in no event later than such Anniversary Date) assign all of its interests hereunder to such Replacement Lender in accordance with the provisions of Section 10.14(c) hereof. If, prior to such Anniversary Date some, but not all, of the Lenders have agreed to such Extension Request, and each Nonextending Lender has not been replaced by Curtiss-Wright in accordance with the terms of this Section 2.01(e), the Revolving Credit Maturity Date shall be extended in accordance with such Extension Request; provided, however, that on the original Revolving Credit Maturity Date (as such date may have been previously extended), the Commitment of each Nonextending Lender shall be terminated, the Borrowers shall pay to the Agent for the account of such Nonextending Lender such Nonextending Lender's Pro Rata share of the principal of and interest on all outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations, and the total Revolving Credit Commitment shall be irrevocably reduced by an amount equal to the aggregate Commitments of all Nonextending Lenders. If all Lenders consent to any such Extension Request (or, if any Nonextending Lenders are replaced in accordance with this Section 2.01(e)), then as of 5:00 p.m. Pittsburgh time on the Anniversary Date, the Revolving Credit Maturity Date shall be deemed to have been extended for, and shall be the date, one year after the then effective Revolving Credit Maturity Date (as such date may have been previously extended pursuant to this Section 201(e)).

                  (f) Increase in Commitments. Upon the written request of Curtiss-Wright, if approved in writing by the Required Lenders (which must include the Agent), the Commitments may be increased by an aggregate amount of $25,000,000 less the amount, if any, by which the Short Term Commitments may have been increased pursuant to Section 2.01(e) of the Short Term Credit Agreement; provided, that no Lender's Revolving Credit Committed Amount shall be increased without such Lender's approval. The Lenders' Revolving Credit Committed Amounts shall be increased on a pro rata basis among the Lenders approving the increase in Commitments. The increase in Commitments shall be subject to the Agent's receipt, for each Lender, of substitute Notes, duly executed by each Borrower, reflecting the amount of such Lender's Revolving Credit Committed Amount after such increase in the Commitments.

 .                 2.02.  Facility Fee; Reduction of the Revolving Credit
Committed Amounts

                  (a) Facility Fee. Curtiss-Wright shall pay to the Agent for the account of each Lender a facility fee (the "Facility Fee") equal to the facility fee percentage determined from the chart set forth below based on the Leverage Ratio, as determined quarterly based upon the financial statements delivered by Curtiss-Wright pursuant to this Agreement, with such Facility Fee to be effective, with respect to calculations based upon the quarterly unaudited financial statements delivered pursuant to Section 6.01(b) hereof, as of the first day of the quarter immediately following the quarter for which such financial statements are delivered:

----------------------------           ----------------------------------
Leverage Ratio                         Facility Fee Percentage
----------------------------           ----------------------------------
----------------------------           ----------------------------------
>2.5                                                        0.35%
----------------------------           ----------------------------------
----------------------------           ----------------------------------
>1.5 and < 2.5                                              0.30%
         -
----------------------------           ----------------------------------
----------------------------           ----------------------------------
< 1.5                                                       0.20%
-
----------------------------           ----------------------------------

for each day from and including the date hereof to but not including the Revolving Credit Maturity Date, on the amount (not less than zero) equal to such Lender's Revolving Credit Committed Amount on such day. Such Facility Fee shall be due and payable for the preceding period for which such fee has not been paid
(x) on each Regular Payment Date, (y) on the date of each reduction of the Revolving Credit Committed Amounts (whether optional or mandatory) on the amount so reduced and (z) on the Revolving Credit Maturity Date.

                  (b) Reduction of the Revolving Credit Committed Amounts. Curtiss-Wright may at any time or from time to time reduce Pro Rata the Revolving Credit Committed Amounts of the Lenders to an aggregate amount (which may be zero) not less than the Dollar Equivalent Amount sum of the unpaid principal amount of the Revolving Credit Loans then outstanding plus the principal amount of all Revolving Credit Loans not yet made as to which notice has been given by a Borrower under Section 2.03 hereof. Any reduction of the Revolving Credit Committed Amounts shall be in an aggregate amount which is a minimum amount of $5,000,000 and integral multiples of $500,000 thereof. Reduction of the Revolving Credit Committed Amounts shall be made by providing not less than 30 days' notice (which notice shall be irrevocable) to such effect to the Agent. After the date specified in such notice the Facility Fee shall be calculated based upon the Revolving Credit Committed Amounts as so reduced. Upon reduction of the Revolving Credit Committed Amounts to zero, payment in full of all Obligations and expiration or termination of all outstanding Letters of Credit, this Agreement shall be terminated.

 . Whenever a Borrower desires that the Lenders make Revolving Credit Loans, such Borrower shall provide Standard Notice to the Agent setting forth the following information:

                  (a) The currency, which shall be either US Currency or an Other Currency, in which such Revolving Credit Loans are to be made;

                  (b)      The party making the borrowing thereunder;

                  (c) The date, which shall be a Business Day, on which such proposed Loans are to be made;

                  (d) The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause (e) of this Section 2.03;

                  (e) The interest rate Option or Options selected in accordance with Section 2.04(a) hereof and the principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion, as the case may be, of such proposed Loans; and

                  (f) With respect to each such Funding Segment of such proposed Loans, the Funding Period to apply to such Funding Segment, selected in accordance with Section 2.04(c) hereof.

Standard Notice having been so provided, the Agent shall promptly notify each Lender of the information contained therein and of the amount of such Lender's Loan. Unless any applicable condition specified in Article V hereof has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Loan available to the Agent (a) with respect to a Loan denominated in US Currency, at the Agent's Office, no later than 12:00 o'clock Noon, Pittsburgh time, in funds immediately available at such Office, and (b) with respect to a Loan denominated in an Other Currency, at the Agent's London Office, no later than 12:00 o'clock Noon, London time, in funds immediately available at such London Office. The Agent will make the funds so received available to the applicable Borrower in funds immediately available at the Agent's Office or London Office, as the case may be.

 .                 2.04.  Interest Rates

                  (a) Optional Bases of Borrowing. The unpaid principal amount of the Loans shall bear interest for each day until due on one or more bases selected by the applicable Borrower from among the interest rate Options set forth below. Subject to the provisions of this Agreement the Borrowers may select different options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Loans. The aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Revolving Credit Loans at any time shall not exceed ten without the approval of the Agent.

                  (i) Base Rate Option: A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) for each day equal to the Base Rate for such day. The "Base Rate" for any day shall mean the greater of (A) the Prime Rate for such day or (B) 0.50% plus the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

                  (ii) Euro-Rate Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus the Applicable Margin for such day. "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (A) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the rates per annum for deposits in US Currency or any Other Currency, as applicable, offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Euro-Rate Funding Period by (B) a number equal to

                  1.00     minus the Euro-Rate Reserve Percentage.

         The "Euro-Rate" may also be expressed by the following formula:
                 [average of the rates offered to major money ]
                 [center banks in the London interbank market ]
           Euro-Rate = [determined by the Agent per subsection (A) ] ]
                     [1.00 - Euro-Rate Reserve Percentage ]

                  "Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage. The Euro-Rate Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

                           The Agent shall give prompt notice to the applicable Borrower and to the Lenders of the Euro-Rate determined or adjusted in accordance with the definition of the Euro-Rate, which determination or adjustment shall be conclusive absent manifest error.

                  (b) Applicable Margin. The "Applicable Margin" for the Euro-Rate Option for any day shall be determined by reference to the Leverage Ratio as determined on such day and shall mean the applicable percentage set forth below:

-----------------------------            ------------------------------------
Leverage Ratio                                 Applicable Margin
-----------------------------            ------------------------------------
> 2.5                                                            1.45%
-----------------------------            ------------------------------------
> 2.0 and <= 2.5                                                 1.20%
-----------------------------            ------------------------------------
> 1.5 and <= 2.0                                                 0.95%
-----------------------------            ------------------------------------
<= 1.5                                                           0.80%
-----------------------------            ------------------------------------

                  (c) Funding Periods. At any time when a Borrower shall select, convert to or renew the Euro-Rate Option to apply to any part of the Loans, the applicable Borrower shall specify one of the following periods (the "Funding Periods") during which the Euro-Rate Option shall apply: One, two, three, six months or one year or such longer period as may be offered by all of the Lenders in their sole discretion; provided, that:

                  (i) Each Funding Period shall begin on a London Business Day, and the term "month", when used in connection with a Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such Funding Period, as determined in good faith by the Agent (which determination shall be conclusive);

                  (ii) A Borrower may not select a Funding Period that would end after the Revolving Credit Maturity Date; and

                  (iii) A Borrower shall, in selecting any Funding Period, allow for scheduled mandatory payments and foreseeable mandatory prepayments of the Loans.

                  (d) Transactional Amounts. Every selection of, conversion from, conversion to or renewal of an interest rate Option and every payment or prepayment of any Loans shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion of the Revolving Credit Loans, or the aggregate principal amount of each Funding Segment of the Euro-Rate Portion of the Revolving Credit Loans, shall be as set forth below:

----------------------------             --------------------------------------
Portion or Funding Segment               Allowable Aggregate Principal Amounts
----------------------------             --------------------------------------
Base Rate Portion                        an integral multiple of 500,000 of US
                                         Currency or the Other Currency
                                         denominated by the Borrower
----------------------------             --------------------------------------
Each Funding Segment of the              an integral multiple of 1,000,000 of
Euro-Rate Portion                        US Currency or the Other Currency
                                         denominated by the Borrower
----------------------------             --------------------------------------

                  (e)      Euro-Rate Unascertainable; Impracticability.  If

                  (i) on any date on which a Euro-Rate would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive absent manifest error) that:

                           (A)      adequate and reasonable means do not exist
for ascertaining such Euro-Rate,

                           (B) a contingency has occurred which materially and
                  adversely affects the secondary market for the interbank eurodollar market, or

                           (C) the effective cost to such Lender of funding a
                  proposed Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds shall exceed the Euro-Rate, applicable to such Funding Segment, or

                  (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive absent manifest error) that the making, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrowers of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrowers to select, convert to or renew the Euro-Rate Option, shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrowers (and any Lender giving such notice shall notify the Agent) of the Agent's or such Lender's determination in good faith (which determination shall be conclusive absent manifest error) that the circumstance giving rise to such previous determination no longer exist.

                  If any Lender notifies a Borrower of a determination under subsection (ii) of this Section 2.04(e), the Euro-Rate Portion of the Loans of such Lender (the "Affected Lender") shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date).

                  If at the time the Agent or a Lender makes a determination under subsection (i) or (ii) of this Section 2.04(e) a Borrower previously has notified the Agent that it wishes to select, convert to or renew the Euro-Rate Option, with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the Euro-Rate Option with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.

                  (f) Availability of Funds. If at any time any Lender cannot access funds through traditional sources, as determined by such Lender in good faith (which determination shall be conclusive absent manifest error), and it is necessary for such Lender to access funding through the Federal Reserve System's Century Date Change Special Liquidity Facility Program (the "Alternative Funds"), then the interest rate applicable to such Lender's Pro Rata share of the Loans made with such Alternative Funds shall be equal to (i) the Federal Funds Effective Rate then in effect, plus (ii) 1.50%, plus (iii) the Applicable Margin determined by reference to the Leverage Ratio on such date.

 .                 2.05.  Conversion or Renewal of Interest Rate Options

                  (a) Conversion or Renewal. Subject to the provisions of Sections 2.09(c) and 2.10(b) hereof, unless an Event of Default shall have occurred and be continuing, any Borrower may convert any part of its Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the Euro-Rate Option as to any Funding Segment of the Euro-Rate Portion:

                  (i) At any time with respect to conversion from the Base Rate Option; or

                  (ii) At the expiration of any Funding Period with respect to conversions from or renewals of the Euro-Rate Option, as to the Funding Segment corresponding to such expiring Funding Period.

Whenever a Borrower desires to convert or renew any interest rate Option or Options, such Borrower shall provide to the Agent Standard Notice setting forth the following information:

                  (w) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

                  (x) The principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

                  (y) The interest rate Option or Options selected in accordance with Section 2.04(a) hereof and the principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted; and

                  (z) With respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 2.04(c) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

                  (b) Failure to Convert or Renew. Absent due notice from any Borrower of conversion or renewal in the circumstances described in Section 2.05(a)(ii) hereof, any part of the Euro-Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period; provided, however, that if any Euro-Rate Portion is in an Other Currency, such portion shall be renewed automatically for one month on the last day of the expiring Funding Period.

 . Whenever a Borrower desires or is required to prepay any part of its Loans, it shall provide Standard Notice to the Agent setting forth the following information:

                  (a) The currency, which shall be either US Currency or an Other Currency, in which such prepayment is to be made;

                  (b) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

                  (c) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (d) of this
Section 2.06; and

                  (d) The principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion to be prepaid.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

 . The Borrowers shall have the right at their option from time to time to prepay their Loans in whole or part without premium or penalty (subject, however, to Section 2.10(b) hereof):

                  (a) At any time with respect to any part of the Base Rate Portion; or

                  (b) At the expiration of any Funding Period with respect to prepayment of the Euro-Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Any such prepayment shall be made in accordance with Section 2.06 hereof.

 . Interest on the Base Rate Portion shall be due and payable in arrears on the last day of each month. Interest on each Funding Segment of the Euro-Rate Portion shall be due and payable on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, on each Regular Payment Date. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

 .                 2.09.  Pro Rata Treatment; Payments Generally

                  (a) Pro Rata Treatment. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest and Facility Fees due from Curtiss-Wright hereunder or under the Notes shall be applied, Pro Rata from and to each Lender, except for payments of interest involving an Affected Lender as provided in
Section 2.04(e) hereof, payments to a Lender under Sections 2.10, 2.12 or 3.07 hereof and payments to any Issuing Bank pursuant to Section 3.02(b) hereof. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan.

                  (b) Payments Generally. The parties agree that (i) all payments and prepayments of principal, interest and other amounts in connection with Loans denominated in US Currency and all fees shall be made in US Currency and (ii) all payments of principal, interest and other amounts (other than fees) in connection with Revolving Credit Loans denominated in any Other Currency shall be made in such Other Currency. All payments and prepayments to be made in respect of principal, interest, fees or other amounts due from the Borrowers in US Currency shall be payable by 12:00 o'clock noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue. Except for payments under Sections 2.10 and 10.06, such payments shall be made to the Agent at its Office in US Currency in funds immediately available at such Office without setoff, counterclaim or other deduction of any nature. All payments and prepayments to be made in respect of principal, interest, fees or other amounts due from the Borrowers in any Other Currency shall be payable by 12:00 o'clock noon, London time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue. Except for payments under Sections 2.10 and 10.06, such payments shall be made to the Agent at its London Office in such Other Currency in funds immediately available at such Office without setoff, counterclaim or other deduction of any nature. Any payment or prepayment received (i) in US Currency by the Agent or such Lender after 12:00 o'clock Noon, Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day and (ii) in any Other Currency by the Agent or such Lender after 12:00 o'clock noon, London time, on any day shall be deemed to have been received on the next succeeding London Business Day. The Agent shall distribute to the Lenders all such payments received by it from the Borrowers as promptly as practicable after receipt by the Agent.

                  (c) Default Interest. To the extent permitted by law, from and after the date on which an Event of Default shall have occurred hereunder, and so long as such Event of Default continues to exist, principal, interest, fees, indemnity, expenses or any other amounts due from the Borrowers hereunder or under any other Loan Document, shall bear interest for each day (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 360 days and actual days elapsed) which for each day shall be equal to the following:

                  (i) In the case of any part of Euro-Rate Portion of any Loans,
         (A) until the end of the applicable then-current Funding Period at a rate per annum 2% above the rate otherwise applicable to such part, and
         (B) thereafter in accordance with the following clause (ii); and

                  (ii) In the case of any other amount due from the Borrowers hereunder or under any Loan Document, 2% above the then-current Base Rate Option.

To the extent permitted by law, interest accrued under this Section 2.09 on any amount shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

 .                 2.10.  Additional Compensation in Certain Circumstances

                  (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

                  (i) subjects any Lender or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrowers of principal, interest, commitment fees or other amounts due from the Borrowers hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender or such Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which the Lender's principal office or Notional Euro-Rate Funding Office is located),

                  (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

                  (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender or any Notional Euro-Rate Funding Office, or (B) otherwise applicable to the obligations of any Lender or any Notional Euro-Rate Funding Office under this Agreement, or

                  (iv) imposes upon any Lender or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any Loan or any security therefor, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender, any Notional Euro-Rate Funding Office or, in the case of clause (iii) hereof, any Person controlling a Lender, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender's or controlling Person's capital, taking into consideration such Lender's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender deems in good faith to be material (such Lender being deemed for this purpose to have made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), such Lender may from time to time notify the Borrowers of the amount determined in good faith (using any averaging and attribution methods) by such Lender (which determination shall be conclusive) to be necessary to compensate such Lender or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. Such amount shall be due and payable by the Borrowers to such Lender five Business Days after such notice is given, together with an amount equal to interest on such amount from the date two Business Days after the date demanded until such due date at the Base Rate Option. A certificate by such Lender as to the amount due and payable under this Section 2.10(a) from time to time and the method of calculating such amount shall be conclusive absent manifest error.

                  (b) Funding Breakage. In addition to all other amounts payable hereunder, if and to the extent for any reason any part of any Funding Segment of any Euro-Rate Portion of the Loans becomes due (by acceleration or otherwise), or is paid, prepaid or converted to another interest rate Option (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding Period (the date such amount so becomes due, or is so paid, prepaid or converted, being referred to as the "Funding Breakage Date"), the Borrowers shall pay each Lender an amount ("Funding Breakage Indemnity") determined by such Lender as follows:

                  (i) first, calculate the following amount: (A) the principal amount of such Funding Segment of the Loans owing to such Lender which so became due, or which was so paid, prepaid or converted, times (B) the greater of (x) zero or (y) the rate of interest applicable to such principal amount on the Funding Breakage Date minus the Applicable Funding Rate as of the Funding Breakage Date, times (C) the number of days from and including the Funding Breakage Date to but not including the last day of such Funding Period, times (D) 1/360;

                  (ii) the Funding Breakage Indemnity to be paid by the Borrowers to such Lender shall be the amount equal to the present value as of the Funding Breakage Date (discounted at the Applicable Funding Rate as of such Funding Breakage Date, and calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) of the amount described in the preceding clause (i) (which amount described in the preceding clause (i) is assumed for purposes of such present value calculation to be payable on the last day of the corresponding Funding Period).

                  For purposes of this Section, the term "Applicable Funding Rate" shall mean (i) in the case of any calculation of a Funding Breakage Indemnity payment with respect to a particular Funding Segment for which the corresponding Funding Period was originally one year or longer, the Federal Funds Effective Rate, and (ii) in the case of any calculation of a Funding Breakage Indemnity payment with respect to a Funding Segment for which the corresponding Funding Period was originally less than one year, the Euro-Rate.

                  Such Funding Breakage Indemnity shall be due and payable on demand, and each Lender shall, upon making such demand, notify the Agent of the amount so demanded. In addition, the Borrowers shall, on the due date for payment of any Funding Breakage Indemnity, pay to such Lender an additional amount equal to interest on such Funding Breakage Indemnity from the Funding Breakage Date to but not including such due date at the Base Rate Option applicable to the Loans (calculated on the basis of a year of 360 days and actual days elapsed).

                  The amount payable to each Lender under this Section 2.10(b) shall be determined in good faith by such Lender, and such determination shall be conclusive absent manifest error.

 . In the event that after the date hereof the Loans hereunder are classified as a "highly leveraged transaction" (an "HLT Classification") by any Governmental Authority having jurisdiction over any Lender, such Lender may in its discretion from time to time so notify the Agent, and upon receiving such notice the Agent shall promptly give notice of such event to the Borrowers, the Issuing Banks and the Lenders. In such event the parties hereto shall commence negotiations to agree on revised Facility Fees, interest rates and Applicable Margins hereunder. If the parties hereto fail to agree on such matters in their respective absolute discretion within 60 days of the notice given by the Agent referred to above, then the Required Lenders may at any time or from time to time thereafter direct the Agent to (a) by ten Business Days' notice to the Borrowers, terminate the Revolving Credit Commitments, and the Revolving Credit Commitments shall thereupon terminate, or (b) by ten Business Days' notice to the Borrowers, declare the Obligations, together with (without duplication) accrued interest thereon, to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue. The Lenders acknowledge that an HLT Classification is not an Event of Default or Potential Default hereunder.

 .                 2.12.  Taxes

                  (a) Payments Net of Taxes. All payments made by the Borrowers under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding, unless required by Law, for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

                  (i) in the case of the Agent and each Lender, income or franchise taxes imposed on the Agent or such Lender by the jurisdiction under the laws of which the Agent or such Lender is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between such Lender and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

                  (ii) in the case of each Lender, income or franchise taxes imposed by any jurisdiction in which such Lender's lending offices which make or book Loans are located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to the Agent or any Lender under this Agreement or any other Loan Document, the Borrowers shall pay the relevant amount of such Taxes and the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrowers with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrowers shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof.

                  (b) Indemnity. The Borrowers hereby indemnify the Agent and each of the Lenders for the full amount of such Taxes and any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying such Taxes (including any incremental Taxes, interest or penalties that may become payable by the Agent or such Lender as a result of any failure to pay such Taxes but excluding any claims, liabilities or losses with respect to or arising from omissions to pay or delays in payment attributable to the act or omission of the Agent or any Lender), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

                  (c) Withholding and Backup Withholding. Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any state thereof agrees that, on or prior to the date any payment is due to be made to it hereunder or under any other Loan Document, it will furnish to the Borrowers and the Agent

         (i) two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Form 1001 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes and

         (ii) a valid, duly completed Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax.

Each Lender which so delivers to the Borrowers and the Agent a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms agrees to deliver to the Borrowers and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrowers and the Agent, certifying in the case of a Form 1001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any changes in Law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

 .                 2.13.  Funding by Branch, Subsidiary or Affiliate

                  (a) Notional Funding. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrowers, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the Euro-Rate Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office". Such Lender shall deem any part of the Euro-Rate Portion of the Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.04(e)(ii) hereof or would lessen compensation payable by the Borrowers under Section 2.10(a) hereof, or if such Lender determines in its sole discretion that such transfer would be practicable and would not have a Material Adverse Effect on such part of the Loans, such Lender or any Notional Euro-Rate Funding office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

                  (b) Actual Funding. Each Lender shall have the right from time to time to make or maintain any part of the Euro-Rate Portion by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the Euro-Rate Portion. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrowers to issue one or more substitute promissory notes in the principal amount of such Euro-Rate Portion, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to the Borrowers; provided, that if a Lender requests the Borrowers to issue one or more substitute promissory notes in accordance with clause (ii) above, the amount of the Note payable to such Lender shall automatically be reduced accordingly. The Borrowers agree to comply promptly with any request under subsection (ii) of this Section 2.13(b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the Euro-Rate Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Euro-Rate Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the Euro-Rate Portion were made or maintained and such note were a Revolving Credit Note payable to such Lender's order.

 .                 2.14.  Multicurrency Payments

                  (a)      Dollar Equivalent Amounts.

                  (i) Calculation of Dollar Equivalent Amounts. Upon each making and upon each payment of a Revolving Credit Loan denominated in an Other Currency, the Agent shall calculate the Dollar Equivalent Amount of such Revolving Credit Loan, as the case may be, and shall provide written confirmation to the Lenders.

                  (ii) Recalculation of Dollar Equivalent Amounts. In determining the Dollar Equivalent Amount of the aggregate Revolving Credit Extensions of Credit of the Lenders, the Agent may use the respective Dollar Equivalent Amounts for the Revolving Credit Loans pursuant to paragraph (i) of this subsection (a), unless such Dollar Equivalent Amount so calculated exceeds 90% of the Revolving Credit Commitment Amount, in which case the Agent shall recalculate the Dollar Equivalent Amount of the Revolving Credit Loans outstanding no less frequently than once each week. The Agent may recalculate the Dollar Equivalent Amounts of each of the Revolving Credit Loans as frequently as it determines to do so in its discretion, PROVIDED, that such recalculation shall be made for all of the Revolving Credit Loans no less frequently than once each week during any period when the aggregate Dollar Equivalent Amount of the aggregate Credit Exposure of the Lenders exceeds 90% of the Revolving Credit Commitment Amount.

                  (b)  Unavailability.

                           (i) General. Subject to paragraph (ii) of this subsection (b), if, in the reasonable judgment of the Agent, any Other Currency ceases to be available and freely tradable in the London foreign exchange market, such Other Currency shall cease to be an Other Currency. The Agent shall give prompt notice to the Borrowers and the Lenders of such event. In the event that (A) the Agent has determined that an Other Currency has ceased to be available and freely tradable in the London foreign exchange market and (B) the Agent has determined in good faith that such Other Currency is not otherwise available to the Borrowers, then, on the date any Revolving Credit Loan denominated in such Other Currency would become due under the terms of this Agreement (other than as a result of an optional prepayment under Section 2.07 or of the acceleration of such Revolving Credit Loans under Section 8.02), the Borrowers shall repay such Revolving Credit Loans by paying to each Lender an amount in Dollars equal to the amount determined in good faith by such Lender (which determination shall be conclusive absent manifest error) necessary to compensate such Lender for the principal of and accrued interest on such Revolving Credit Loans and any additional cost, expense or loss incurred by such Lender as a result of such Revolving Credit Loans being repaid in Dollars (rather than in the denominated Other Currency).

                                   ARTICLE III
                                LETTERS OF CREDIT

 .                 3.01.  Letters of Credit

                  (a) Outstanding Letter of Credit. The Agent or one or more Issuing Banks previously issued the irrevocable letters of credit set forth on
Schedule 3.01 hereto (the "Outstanding Letters of Credit") pursuant to the Original Credit Agreements or other agreements between Mellon and Curtiss-Wright. The Borrowers, the Lenders, the Agent and the Issuing Banks hereby agree that on the Closing Date, subject to the terms and conditions hereof, the Outstanding Letters of Credit shall be deemed to have been issued hereunder as of the Closing Date.

                  (b) General. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in Sections 3.04 and 3.05 hereof, Mellon, such affiliates of Mellon and such other Lender as the Agent may in its discretion from time to time elect to cause to issue Letters of Credit (collectively, the "Issuing Banks") shall issue for the account of a Borrower (an "Account Party") letters of credit (each, as amended, modified or supplemented from time to time, a "Letter of Credit") at any time or from time to time on or after the date hereof.

                  (c) Terms of Letters of Credit. No Account Party shall request any Letter of Credit to be issued, except within the following limitations: (i) no Letter of Credit shall be issued on or after the Revolving Credit Maturity Date, (ii) at the time any Letter of Credit is issued, the aggregate Revolving Credit Extensions of Credit (after giving effect to issuance of the requested Letter of Credit) shall not exceed the sum of the Revolving Credit Committed Amounts of the Lenders at such time, (iii) each Letter of Credit shall have an expiration date no later than ten days before the Revolving Credit Maturity Date unless the Revolving Credit Maturity Date shall have been extended by some, but not all, of the Lenders, and the Nonextending Lenders have not been replaced pursuant to Section 2.01(e) hereof, in which case each Letter of Credit shall have an expiration date no later than ten days before the original Revolving Credit Maturity Date (as such date may previously have been extended by all Lenders), (iv) no Letter of Credit shall be an evergreen Letter of Credit, other than (x) such Letters of Credit as requested by an Account Party and approved by the Required Lenders and by the Issuing Bank issuing such Letter of Credit, and
(y) the irrevocable Letter of Credit issued in favor of National Union Fire Insurance Company of Pittsburgh, Pennsylvania in the amount of $107,666, and the irrevocable Letter of Credit issued in favor of Atlantic Mutual Insurance Company in the amount of $84,444, (v) each Letter of Credit shall be denominated in Dollars or in an Other Currency, (vi) each Letter of Credit shall be payable only against sight drafts (and not time drafts) and such other certificates and documents as may be required by such Letter of Credit, (vii) at any time any Letter of Credit is issued, the aggregate Letter of Credit Obligations (after giving effect to issuance of the requested Letter of Credit) shall not exceed $50,000,000, and (viii) the minimum stated amount of any Letter of Credit shall be $50,000.

                  (d) Purposes of Letters of Credit. Each Letter of Credit shall be satisfactory in form, substance and beneficiary to the Issuing Bank in its discretion. Letters of Credit may be used by the Account Party for any proper corporate purpose, including providing credit support for any Indebtedness or other direct or indirect financing arrangements of the Borrowers as permitted by this Agreement. The provisions of this Section 3.01(d) represent only an obligation of the Account Party to the Issuing Banks and the Lenders; the Issuing Bank shall have no obligation to the Lenders to ascertain the purpose of any Letter of Credit, and the rights and obligations of the Lenders and the Issuing Bank among themselves shall not be impaired or affected by a breach of this Section 3.01(d).

 .                 3.02.  Letter of Credit Fees

                  (a) Letter of Credit Fee. Curtiss-Wright shall pay to the Agent for the account of each Lender a fee (the "Letter of Credit Fee") in an amount equal to the Applicable Margin determined based on the Leverage Ratio, for each day from and including the date of issuance of each standby Letter of Credit to and including the date of expiration or termination of such Letter of Credit, on the Letter of Credit Undrawn Availability on such day. Such Letter of Credit Fee shall be due and payable on each Regular Payment Date.

                  (b) Facing Fee; Administration Fees. Curtiss-Wright shall pay to the Agent, for the sole account of the Issuing Bank, for each Letter of Credit, on the date of issuance of such Letter of Credit, a fee (the "Letter of Credit Facing Fee") in an amount equal to 0.125% of the stated amount of such Letter of Credit. In addition, Curtiss-Wright shall pay to the Agent, for the sole account of the Issuing Bank, such other administration, maintenance, amendment, drawing, negotiation and other fees as may be customarily charged by the Issuing Bank from time to time in connection with letters of credit.

 .                 3.03.  Procedure for Issuance and Amendment of Letters of
Credit

                  (a) Request for Issuance. An Account Party may from time to time request, upon at least five Business Days' notice, Mellon to issue (or cause another Issuing Bank selected by Mellon to issue) a Letter of Credit by:

                  (i) Delivering to Mellon (or such other Issuing Bank as Mellon may from time to time designate) and the Agent a written request to such effect, specifying the date on which such Letter of Credit is to be issued, the expiration date thereof, and the stated amount thereof, and

                  (ii) Delivering to the Issuing Bank an application, in such form as may from time to time be approved by the Issuing Bank (the "Letter of Credit Application"), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other papers and information as the Issuing Bank may request.

The Issuing Bank shall promptly notify the Agent (by telephone or otherwise), and furnish the Agent with the proposed form of Letter of Credit to be issued. The Agent shall determine, as of the close of business on the day before such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Sections 3.01(b) and 3.01(c) hereof. Unless such limitations are not satisfied the Agent shall notify the Issuing Bank (in writing or by telephone promptly confirmed in writing) that the Issuing Bank is authorized to issue such Letter of Credit. If the Issuing Bank issues a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Account Party shall otherwise direct, and shall promptly notify the Agent thereof and furnish a copy thereof to the Agent.

                  (b) Request for Extension or Increase. An Account Party may from time to time request the Issuing Bank to extend the expiration date of an outstanding Letter of Credit or increase the stated amount of such Letter of Credit. Such extension or increase shall for all purposes hereunder be treated as though the Account Party had requested issuance of a replacement Letter of Credit (except only that the Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit).

                  (c)      Issuance, Extension and Amendment Generally.

                  (i) Upon satisfaction by the Account Party of the conditions set forth in Section 5.02 and this Article III with respect to the issuance of a Letter of Credit, the Agent shall cause the Issuing Bank to issue such Letter of Credit for the Account Party's account.

                  (ii) The Issuing Bank may amend, modify or supplement Letters of Credit or Letter of Credit Applications, or waive compliance to any condition of issuance or payment, without the consent of, and without liability to, the Agent or any Lender, provided that any such amendment, modification or supplement that extends the expiration date or increases the stated amount of an outstanding Letter of Credit shall be subject to Section 3.03(b) hereof.

                  (iii) As between the Agent, on the one hand, and the Lenders, on the other hand, the Agent shall not authorize issuance of any Letter of Credit if any condition precedent set forth in Section 5.02 has not been satisfied.

 .                 3.04.  Participating Interests

                  (a) Generally. Concurrently with the issuance of each Letter of Credit in accordance with the terms of this Article III, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender's Pro Rata share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Application, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Letter of Credit Participating Interest"). On the date that any Purchasing Lender becomes a party to this Agreement in accordance with Section 10.14 hereof, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Lender from which such Purchasing Lender acquired its interest hereunder shall be proportionately realotted between such Purchasing Lender and such transferor Lender (and, to the extent such transferor Lender is an Issuing Bank, the Purchasing Lender shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Lender to such extent).

                  (b) Obligations Absolute. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith, its obligation to make the payments specified in Section 3.05 hereof, and the right of the Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

 .                 3.05.  Drawings and Reimbursements

                  (a) Account Party's Reimbursement Obligation. Each Account Party hereby agrees to reimburse the Issuing Bank, by making payment to the Agent for the account of the Issuing Bank and the Lenders in accordance with
Section 2.09(b) hereof on the date of each payment made by the Issuing Bank under any Letter of Credit issued on behalf of such Account Party, without notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment is not timely made, such Account Party hereby agrees to pay to the Agent, for the account of the Issuing Bank and the Lenders, on demand, interest on any unreimbursed Letter of Credit Reimbursement Obligations for each day from and including the date of such payment by the Issuing Bank until paid (before and after judgment) in accordance with Section 2.09(c) hereof, at the rate per annum set forth in
Section 2.09(c)(ii) hereof.

                  (b) Payment by Lenders on Account of Unreimbursed Draws. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 3.05(a) hereof, the Issuing Bank will promptly notify the Agent thereof (which notice may be by telephone), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent's close of business on the date such notice is given, each such Lender will pay to the Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Lender's ratable share of the unreimbursed portion of such payment by the Issuing Bank. If and to the extent that any Lender fails to make such payment to the Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for the Issuing Bank's own account, for each day from and including the date of the Issuing Bank's payment to and including the date of repayment to the Issuing Bank (before and after judgment) at the rate per annum applicable to such Letter of Credit Reimbursement Obligations.

                  (c) Distributions to Participants. If, at any time, after the Issuing Bank has made a Letter of Credit unreimbursed draw and has received from any Lender such Lender's share of such Letter of Credit unreimbursed draw, and the Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit unreimbursed draw, the Issuing Bank will pay to the Agent, for the account of such Lender, such Lender's Pro Rata share of such payment.

                  (d) Rescission. If any payment received by the Issuing Bank, or any application made by the Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be rescinded or otherwise shall be required to be returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or the Issuing Bank, pay over to the Agent for the account of the Issuing Bank its ratable share of the amount so rescinded, returned or paid over, together with its ratable share of any interest or penalties payable with respect thereto.

                  (e) Equalization. If any Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Lender shall forthwith pay over to the Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender's Pro Rata share of the amount so received or applied.

 . The payment obligations of each Account Party under Section 3.05 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Account Party may have or have had against the Issuing Bank, including without limitation any defense based on the failure of any drawings under any Letter of Credit to conform to the terms of the Letter of Credit, other than a defense based on a misdirection of payments intended to be made under a Letter of Credit directly caused by the negligence of the Issuing Bank, or any other defense based on the gross negligence or willful misconduct of the Issuing Bank.

 . Without limitation of any provision of Section 2.10(a) hereof, each Issuing Bank and each Lender shall be entitled to the benefit of Section 2.10(a) hereof, and each Account Party shall pay additional compensation to each Issuing Bank and each Lender in accordance with such Section 2.10(a), in respect of this Agreement, the Letters of Credit and Letter of Credit Participating Interests, to the same extent and in the same manner as if the word "Lender," in each place in which it occurs in such Section 2.10(a), were replaced with "Lender or Issuing Bank," and the word "Loan," in each place in which it occurs in such
Section 2.10(a), were replaced with "Loan, Letter of Credit or Letter of Credit Participating Interest."

 . The Account Parties hereby agree, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Bank more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit hereunder.

 . The representations, warranties and covenants by the Account Parties under, rights and remedies of the Issuing Bank under, any Letter of Credit Application relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Account Parties under, and rights and remedies of the Issuing Bank and the Lenders under, this Agreement, the Loan Documents, and applicable law. The Account Parties acknowledge and agree that all rights of the Issuing Bank under any Letter of Credit Application shall inure to the benefit of each Lender to the extent of its Commitment Percentage as fully as if such Lender was a party to such Letter of Credit Application. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Application, this Agreement shall prevail.

 .                 3.10.  Cash Collateral for Letters of Credit

                 (a) Cash Collateral for Letter of Credit Exposure following Repayment of Revolving Credit Loans. To the extent that this Agreement or any other Loan Document requires a payment or prepayment to be made with respect to the Revolving Credit Loans (whether at maturity, by acceleration or otherwise), such provision shall be construed as follows: (i) if the amount of such payment or prepayment is less than or equal to the amount of the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations at such time, then such payment or prepayment shall be applied to the payment of principal of and interest on the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations (whether or not such payment or prepayment would require an Account Party to pay any amount under Section 2.10(b) hereof); and
(ii) if the amount of such payment or prepayment is greater than the amount of outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations at such time, then (A) such payment or prepayment shall be applied to the principal of and interest accrued on the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations (whether or not such payment or prepayment would require an Account Party to pay any amount under
Section 2.10(b) hereof) and (B) the Account Party shall immediately pay to the Agent cash or cash equivalents for deposit in the Letter of Credit Collateral Account in an amount equal to the amount by which such payment or prepayment exceeds the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations; provided, however, that the amount required to be paid under clause (B) shall not exceed the aggregate Letter of Credit Exposure at such time minus the balance in the Letter of Credit Collateral Account at such time.

                  (b) Letter of Credit Collateral Account. The Agent shall maintain in its own name an interest bearing deposit account (the "Letter of Credit Collateral Account") over which the Agent on behalf of the Lenders shall have sole dominion and control, and the Account Parties shall have no right to withdraw or cause the Agent to withdraw any funds deposited therein. The Agent shall deposit into the Letter of Credit Collateral Account such cash or cash equivalents as this Agreement or any Loan Document requires to be paid therein. As security for the payment of all Obligations, each Account Party hereby grants, conveys, assigns, pledges, transfers to the Agent, and creates in the Agent's favor for the benefit of the Lenders a continuing Lien on and security interest in, the Letter of Credit Collateral Account, all amounts from time to time on deposit therein, all proceeds of the conversion, voluntary or involuntary, thereof into cash, instruments, securities or other property, and all other proceeds thereof. Each Account Party hereby represents, warrants, covenants and agrees that such Lien shall at all times be valid, perfected and of first priority, subject to no other Lien whatever, and each Account Party shall take or cause to be taken such actions and execute and deliver such instruments and documents as may be necessary or, in the Agent's judgment, desirable to perfect or protect such Lien. No Account Party shall create or suffer to exist any Lien on any amounts or investment held in the Letter of Credit Collateral Account other than the Lien in favor of the Agent granted under this Section 3.10(b).

                  (c) Application of Funds. Subject to the provisions of Section 8.02(c) hereof, the Agent shall apply funds in the Letter of Credit Collateral
Account: (i) on account of principal of and interest on the Letter of Credit Reimbursement Obligations as and when the same become due and payable if and to the extent that an Account Party fails directly to pay the same, and (ii) if no Letter of Credit Reimbursement Obligations are due and payable and the balance of the Letter of Credit Collateral Account exceeds the aggregate Letter of Credit Exposure, the excess shall be applied on account of the other Obligations secured hereby. If all such Obligations have been paid in full, all Revolving Credit Commitments terminated and all Letters of Credit have expired, promptly following demand by the Account Parties, the Agent shall release to the Account Parties all remaining funds in the Letter of Credit Collateral Account. If an Event of Default shall have occurred and be continuing, interest earned on funds in the Letter of Credit Collateral Account shall be held by the Agent as part of Letter of Credit Collateral Account and may be applied by the Agent as set forth herein.

 .                 3.11.  Certain Provisions Relating To the Issuing Banks

                  (a) General. The Issuing Banks shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Issuing Banks shall be read into this Agreement or any Loan Document or shall otherwise exist.

                  The duties and responsibilities of the Issuing Banks under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Banks shall not have a fiduciary relationship in respect of any Lender or any other Person. The Issuing Banks shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Issuing Banks shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Account Party, (ii) the business, operations, condition (financial or otherwise) or prospects of any Account Party or any other Person, or (iii) the existence of any Event of Default or Potential Default. The Issuing Banks shall not be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

                  (b) Administration. The Issuing Banks may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Banks shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Banks may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for any Account Party), independent public accountants and any other experts selected by it from time to time, and the Issuing Banks shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.

                  (c) Indemnification of Issuing Bank by Lenders. Each Lender hereby agrees to reimburse and indemnify each Issuing Bank, in its capacity as such, and its directors, officers, employees and agents (to the extent not reimbursed by the Account Parties and without limitation of the obligations of the Account Parties to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

                  (d) Certain Standby Letters of Credit. Each Issuing Bank agrees, with respect to Letters of Credit issued on behalf of an Account Party to a bond trustee or other party as credit and/or liquidity support in connection with any industrial revenue bond or similar instrument, that it will not exercise any remedies available to it under any indenture, pledge agreement or other agreement executed and delivered in connection with the issuance of such bonds or other instruments, including without limitation any instruction to accelerate the payment of principal of and interest on such bonds or other instruments, without the prior written consent of the Agent and the Required Lenders.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  The Borrowers hereby represent and warrant to the Agent and each Lender as follows:

 . Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified as a foreign corporation in good standing in each jurisdiction in which failure to so qualify would have a Material Adverse Effect, and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, this Agreement. Schedule 4.01 hereof states as of the date hereof the jurisdiction of incorporation of each Borrower and each of their respective Subsidiaries and the jurisdiction in which each Borrower and each of their respective Subsidiaries is qualified to do business as a foreign corporation.

 . The execution, delivery and performance by each Borrower of this Agreement have been duly authorized by each Borrower and do not and will not (i) require any consent or approval of the stockholders of any Borrower, (ii) violate in any material respect any provision of any Law, rule, regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to any Borrower or of the charter or by-laws of any Borrower, (iii) result in a material breach of or constitute a material default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party or by which any of them or their respective properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to any of the material properties now owned or hereafter acquired by any Borrower; and no Borrower is in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument except any such default which is listed on Schedules 4.06 or 4.09 hereof and which a Borrower is contesting in good faith and by appropriate proceedings and such contest is operating to stay the consequences thereof. No Borrower is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of any Borrower, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, obligations of any Borrower of the type set forth herein.

 . No consent, approval or other action by or any notice to or filing with any Governmental Authority is or will be necessary for the valid execution, delivery or performance by any Borrower of this Agreement.

 . This Agreement and each other Loan Document to which any Borrower is a party has been, or upon its execution and delivery will be, duly executed and delivered by such Borrower and each constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, moratorium or other laws and equitable principles relating to or affecting creditors' rights generally from time to time in effect.

 . Curtiss-Wright has furnished the Agent and each Lender with the following financial statements, identified by a principal financial officer of Curtiss-Wright: (i) consolidated audited balance sheets of Curtiss-Wright and its consolidated Subsidiaries as at December 31, 1998 and December 31, 1997, and consolidated profit and loss and surplus statements of Curtiss-Wright and its consolidated Subsidiaries for the fiscal years ended on such dates, respectively, certified by its certified public accountants; and (ii) a consolidated balance sheet of Curtiss-Wright and its consolidated Subsidiaries as at June 30, 1999, and consolidated profit and loss and surplus statements of Curtiss-Wright and its consolidated Subsidiaries for the six months ended on such date, prepared by Curtiss-Wright. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments) and have been prepared in accordance with GAAP and show all liabilities, direct and contingent, of Curtiss-Wright and its consolidated Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of Curtiss-Wright and its consolidated Subsidiaries as at the dates thereof, and the profit and loss and surplus statements fairly present the results of the operations of Curtiss-Wright and its consolidated Subsidiaries for the periods indicated. Except as otherwise disclosed in Curtiss-Wright's consolidated financial statements for six months ended June 30, 1999, copies of which have been furnished to the Agent and each Lender, there has been no material adverse change in the business, condition (financial or otherwise) or operations of Curtiss-Wright and its consolidated Subsidiaries considered as a whole since December 31, 1998.

 . Other than as described in Schedules 4.06 and 4.09 hereof, there are no actions, suits, arbitration proceedings or other proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower, or any properties or rights of any Borrower which, if determined adversely to any Borrower, would have a Material Adverse Effect.

 . Each Borrower has good and marketable title to its material real properties (other than properties which it leases) and good title to all of its other material properties and assets (other than properties and assets disposed of in the ordinary course of business and other than as contemplated by this Agreement), subject to no liens, charges, encumbrances or impediments to marketability except Permitted Liens. Except as set forth in Schedule 4.07, with respect to real property of Curtiss-Wright and its Subsidiaries located in the State of New Jersey, there are no impediments to marketability arising by reason of the New Jersey Environmental Cleanup Responsibility Act.

 . The Unfunded Liabilities of all Single Employer Plans maintained by Curtiss-Wright or any of its subsidiaries do not in the aggregate exceed $1,000,000 and the Unfunded Liabilities of all Single Employer Plans maintained by the other members of the Controlled Group do not in the aggregate exceed an amount which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.08 neither Curtiss-Wright nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan maintained by Curtiss-Wright or any of its Subsidiaries, no Reportable Event has occurred with respect to any Plan maintained by any other member of the Controlled Group that could reasonably be expected to have a Material Adverse Effect, neither Curtiss-Wright nor any Subsidiary has withdrawn from any Multiemployer Plan or initiated steps to do so, no other member of the Controlled Group has withdrawn from any Multiemployer Plan resulting in any withdrawal liability that could reasonably be expected to have a Material Adverse Effect or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan by any member of the Controlled Group or, to Curtiss Wright's knowledge, by any other Person.

 . There are no claims, investigations, litigation, administrative proceedings, notices, requests for information (each an "Environmental Claim"), whether pending or, to any Borrower's knowledge, threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards ("Environmental Laws") or relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof ("Hazardous Materials") asserted against Curtiss-Wright or any of its Subsidiaries which, in any case, could reasonably be expected to have a Material Adverse Effect. As of the date hereof, there are no such Environmental Claims pending, or to any Borrower's knowledge threatened, except as disclosed on Schedule 4.09. Curtiss Wright and each of its Subsidiaries have obtained and are in compliance in all material aspects with all permits, certificates, licenses, approvals and other authorizations ("Environmental Permits") required for the operation of their business and have filed all required notifications or reports relating, in each case, to chemical substances, air emissions, effluent discharges and the storage, treatment, transport and disposal of Hazardous Materials. As of the date hereof, Curtiss-Wright and its Subsidiaries do not have liabilities exceeding $13,700,000 in the aggregate for all of them with respect to compliance with applicable Environmental Laws and Environmental Permits or related to the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials, and, to the knowledge of any Borrower, no facts or circumstances exist which could give rise to such liabilities with respect to compliance with applicable Environmental Laws and Environmental Permits and the generation, treatment, storage, release, investigation or cleanup of Hazardous Materials.

 . No Borrower nor any Subsidiary of any Borrower has any liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), forward or long-term commitments or unrealized or anticipated losses from unfavorable obligations, except (a) as disclosed in the financial statements referred to in Section 4.05 hereof and the Schedules hereto, (b) matters that, individually or in the aggregate, in a Borrower's reasonable judgment, could not have a Material Adverse Effect, (c) liabilities, obligations, commitments and losses incurred after December 31, 1998 in the ordinary course of business and consistent with past practices, and (d) the Indebtedness of the Borrowers and their respective Subsidiaries set forth on
Schedule 4.10 hereto.

 . No information heretofore, contemporaneously or hereafter provided by or on behalf of any Borrower or any Subsidiary of any Borrower in writing to either the Agent or any Lender pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby contains any untrue statement of a material fact or omits to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances in which it was provided. The Borrowers have disclosed to the Agent and each Lender in the Loan Documents or otherwise every fact or circumstance known to any Borrower which has, or which in the foreseeable future will in any Borrower's reasonable judgment have, a Material Adverse Effect.

 . No Borrower nor any Subsidiary of any Borrower is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Letter of Credit or Loan will be used in a manner which would violate, or result in a violation of Regulation T, Regulation U or Regulation X. Neither the issuance of any Letter of Credit or the making of any Loan hereunder nor the use of the proceeds thereof will violate or conflict with the provisions of, Regulation T, Regulation U or Regulation X. Following the issuance of any Letter of Credit or the making of any Loan, less than 25% of the value (as determined by any reasonable method) of the assets of such Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder taken as a whole has been, and will continue to be, represented by margin stock.

 . Schedule 4.13 hereof states as of the Closing Date each Subsidiary of each Borrower and the percentage of outstanding shares owned by each Borrower and by each Subsidiary. Each Subsidiary of each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified as a foreign corporation in good standing in each jurisdiction in which failure to so qualify would have a Material Adverse Effect, and has all requisite power and authority, corporate or otherwise, to conduct its business and own its properties. The outstanding shares of each Subsidiary of each Borrower have been duly authorized and validly issued and are fully paid and nonassessable. The Borrowers and each Subsidiary thereof own beneficially and of record and have good title to all of the shares represented by the ownership percentage shown in such Schedule 4.13, free and clear of any Lien. There are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate any Subsidiary of any Borrower to issue any shares of its capital stock or any other securities. As of the Closing Date, no Subsidiary of any Borrower has outstanding any class of preferred stock or any class of common stock with a prior right to dividends.

 . As of the Closing Date, no Borrower nor any Subsidiary thereof is a partner (general or limited) of any partnership, is a party to any joint venture or owns (beneficially or of record) any equity in any other Person (including but not limited to any interest pursuant to which any Borrower or such Subsidiary has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except for the interests set forth in Schedule 4.14 hereof.

 . No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

 . The policies, binders or self-insurance programs for fire, liability, product liability, workmen's compensation, vehicular and other insurance currently held by or on behalf of the Borrowers and each Subsidiary thereof insure their respective properties and business activities against such losses and risks as are adequate to protect their respective properties in accordance with customary industry practice when entered into or renewed. To the best knowledge of the Borrowers, all such policies, binders and self-insurance programs are in full force and effect. As of the date hereof, no Borrower nor, to the best knowledge of any Borrower, any of their respective Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, to the best knowledge of the Borrowers, no such improvements or expenditures are required. As of the date hereof, no Borrower nor, to the best knowledge of the Borrowers, any of their respective Subsidiaries has received notice of cancellation of any insurance policy or binder.

 . Each Borrower and each Subsidiary thereof owns, or is licensed or otherwise has the right to use, all the material patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, free from restrictions not usual in such circumstances, necessary to own and operate its properties and to carry on its business considered as a whole as presently conducted and presently planned to be conducted without material conflict with the rights of others.

 . Each Borrower and each Subsidiary thereof has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof except for taxes not yet due and except for those the amount or validity of which is currently being contested in good faith by appropriate proceedings. Except to the extent that reserves therefor are reflected in the financial statements, to the best knowledge of the Borrowers (a) there are no material federal, state or local tax liabilities of any Borrower or any of their respective Subsidiaries due or to become due for any tax year ended on or prior to the Closing Date relating to any Borrower or any of their respective Subsidiaries, whether incurred in respect of or measured by the income of the Borrower or any of its Subsidiaries, which are not properly reflected in the financial statements delivered pursuant to Section 4.05, and (b) there are no material claims pending, proposed or threatened against any Borrower or any of their respective Subsidiaries for past federal, state or local taxes, except those, if any, as to which proper reserves in accordance with GAAP are reflected in such financial statements.

 . Each Borrower has reviewed its operations and those of its Subsidiaries with a view to assessing whether its businesses, or the businesses of any of its Subsidiaries, will be vulnerable to a Year 2000 Problem or will be vulnerable to the effects of a Year 2000 Problem suffered by any of the Borrowers' or any of their respective Subsidiaries' major commercial counter-parties. Each Borrower represents and warrants that it has a reasonable basis to believe that no Year 2000 Problem will cause a Material Adverse Effect.

                                    ARTICLE V
                              CONDITIONS OF LENDING

 Credit. The obligation of each Lender to make Loans and the obligation of the Issuing Banks to issue Letters of Credit on the Closing Date are subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or issuance of such Letter of Credit, of the following conditions precedent, in addition to the conditions precedent set forth in Section 5.02 hereof:

                  (a) Agreement; Notes. The Agent shall have received an executed counterpart of this Agreement for each Lender, duly executed by each Borrower, and an executed Revolving Credit Note for each Lender, conforming to the requirements hereof, duly executed on behalf of each Borrower.

                  (b) Opinion of Counsel. There shall have been delivered to the Agent an opinion of counsel of each Borrower, dated the Closing Date in substantially the form attached hereto as Exhibit B.

                  (c) No Default. On the Closing Date, no Potential Default or Event of Default shall have occurred or be continuing.

                  (d) Representations and Warranties. On the Closing Date, all representations and warranties of each Borrower contained herein or otherwise made in writing in connection herewith shall be true and correct with the same force and effect as though such representations and warranties had been made on and as of such time.

                  (e) Corporate Proceedings. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary or Assistant Secretary of each Borrower dated as of the Closing Date as to (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of each Borrower in effect on such date, (ii) true copies of all corporate action taken by each Borrower relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of each Borrower executing this Agreement and the other Loan Documents to which each Borrower is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than 30 days before the Closing Date showing the good standing of each Borrower in its state of incorporation.

                  (f) Financial Statements. The Agent shall have received, with a counterpart for each Lender, copies of the consolidated financial statements referred to in Section 4.05 hereof.

                  (g) Fees, Expenses, etc. All fees and other compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

                  (h) Financial Forecast. The Agent shall have received the five-year financial forecast of Curtiss-Wright, including balance sheets, income statements and cash flow statements, and shall have determined, in its absolute discretion, that the five-year forecast is satisfactory.

                  (i) Environmental Reports. The Agent shall have received appropriate environmental reports with respect to the properties of Curtiss-Wright and its Subsidiaries, in form and substance satisfactory to the Agent, and shall have determined in its absolute discretion that such reports are satisfactory.

                  (j) Market Conditions. No change in the financial or capital market conditions generally shall have occurred that, in the judgment of the Agent, would materially impair the Agent's ability to syndicate the Loans to other Lenders.

                  (k) Material Adverse Change. No material adverse change in the business, condition (financial or otherwise), operations or prospects of Curtiss-Wright and its consolidated Subsidiaries considered as a whole has occurred since December 31, 1998.

                  (l) No Litigation. No actions, suits, arbitration proceedings or other proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower, or any properties or rights of any Borrower which, if determined adversely to any Borrower, would have a Material Adverse Effect, or which seeks to challenge or prevent or declare illegal the transactions contemplated by this Agreement or any of the Loan Documents.

                  (m) Additional Matters. The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by any Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent, each Lender and their counsel. The Agent, each Lender and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the Agent or such counsel shall reasonably request.

                  (n) Original Credit Agreements. The Original Credit Agreements shall have been terminated and shall be of no further force and effect, and all amounts outstanding thereunder shall have been paid in full.

                  (o) Guarantees. The Agent shall have received a Guaranty and Suretyship Agreement in substantially the form of Exhibit E hereto (the "Curtiss-Wright Guaranty"), duly executed by Curtiss-Wright and (ii) a Guaranty and Suretyship Agreement in substantially the form of Exhibit F hereto (the "Subsidiary Guarantees"), duly executed by each Subsidiary Borrower and each Significant Subsidiary.

 . The obligation of each Lender to make any Loan (including the initial Loans) and the obligation of the Issuing Banks to issue Letters of Credit (including the initial Letter of Credit issued on or after the Closing Date) are subject to performance by each Borrower of its obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan or issuance of such Letter of Credit, satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

                  (a) Notice. Appropriate notice of such Loan or Letter of Credit shall have been given by the applicable Borrower as provided in Article II or Article III, respectively, hereof.

                  (b) Representations and Warranties. On the date of the making of such Loan or the issuance of such Letter of Credit, as the case may be, all representations and warranties of each Borrower contained herein or otherwise made in writing in connection herewith shall be true and correct (except with respect to representations and warranties which specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date) with the same force and effect as though such representations and warranties had been made on and as of such time.

                  (c) No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made or the Letters of Credit requested to be issued on such date.

                  (d) No Violations of Law, etc. Neither the making nor use of the Loans or Letters of Credit shall cause any Lender to violate or conflict with any Law.

Each request by any Borrower for any Loan (including the initial Loans) or Letter of Credit shall constitute a representation and warranty by such Borrower that the conditions set forth in this Section 5.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from the applicable Borrower to the contrary before such Loan is made or Letter of Credit is issued, shall constitute a further representation and warranty by such Borrower that the conditions referred to in this Section 5.02 have been satisfied as of the date such Loan is made or Letter of Credit is issued.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

                  So long as any Loan or Letter of Credit is outstanding, any Obligation is outstanding, the Issuing Bank has any obligation to issue, or the Lenders have any obligation to participate in, Letters of Credit, or the Lenders have any obligation to make any Loan:

 .                 6.01.  Basic Reporting Requirements

                  (a) Annual Audit Reports. Curtiss-Wright shall deliver to the Agent, with a copy for each Lender, as soon as available, but in any event within 90 days after the last day of each of its fiscal years, a consolidated balance sheet of Curtiss-Wright as at such last day of the fiscal year, and the related consolidated statement of income and retained earnings and changes in financial position, for such fiscal year, each prepared in accordance with GAAP (except as required by any change in accounting principles or concurred in by Curtiss-Wright's independent certified public accountants), in reasonable detail, and, as to the financial statements, certified without qualification (other than relating to a change in accounting principles with which such accountants concur and other than any other qualification which the Agent and the Required Lenders deem, in their reasonable judgment, to be immaterial) by PriceWaterhouseCoopers or another firm of independent certified public accountants of nationally recognized standing as fairly presenting the financial position and the results of operations of Curtiss-Wright as at and for the year ending on such date and as having been prepared in accordance with GAAP.

                  (b) Quarterly Consolidated Reports. Curtiss-Wright shall deliver to the Agent, with a copy for each Lender, as soon as available, but in any event within 60 days after the end of each of Curtiss-Wright's fiscal quarterly periods, a consolidated balance sheet of Curtiss-Wright as of the last day of such quarter and consolidated statement of income and retained earnings and changes in financial position, for such quarter, and on a comparative basis figures for the corresponding period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of a Responsible Officer of Curtiss-Wright, as the case may be, as fairly presenting the financial position and the results of operations of Curtiss-Wright as at such date and for such quarter and as having been prepared in accordance with GAAP (subject to year-end audit adjustments).

                  (c) Quarterly Compliance Certificates. Curtiss-Wright shall deliver to the Agent, with a copy for each Lender, a quarterly compliance certificate in substantially the form set forth as Exhibit C hereto, duly completed and signed by a Responsible Officer of Curtiss-Wright, concurrently with the delivery of the financial statements referred to in subsections (a) and
(b) of this Section 6.01. Each Quarterly Compliance Certificate shall be accompanied by a certificate, duly completed and signed by a Responsible Officer of Curtiss-Wright providing, as of the end of the preceding calendar quarter, the information contained in Schedule 7.09 hereto.

                  (d) Certain Other Reports and Information. Promptly upon their becoming available to Curtiss-Wright, Curtiss-Wright shall deliver to the Agent, with a copy for each Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which Curtiss-Wright or any Subsidiary of Curtiss-Wright shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange other than reports required by Section 16 of the Securities Exchange Act of 1934 which Curtiss-Wright files as an accommodation for its officers, and (ii) all reports, proxy statements, financial statements and other written information distributed by Curtiss-Wright to its stockholders or bondholders.

                  (e) Further Information. Curtiss-Wright will promptly furnish to the Agent, with a copy for each Lender, such other information and in such form as the Agent or any Lender may reasonably request from time to time.

                  (f) Notice of Certain Events. Promptly upon becoming aware of any of the following, Curtiss-Wright shall give the Agent notice thereof, together with a written statement of a Responsible Officer of Curtiss-Wright setting forth the details thereof and any action with respect thereto taken or proposed to be taken by such Borrower:

                  (i) Any Event of Default or Potential Default; provided, however, that Curtiss-Wright shall not be required to deliver notice of any violation of any covenant contained in Article VI hereof during the 30 days immediately following the onset of such violation if Curtiss-Wright reasonably believes that such violation will be cured within such 30 day period;

                  (ii) Any change in the business, operations or condition (financial or otherwise) of Curtiss-Wright and its Subsidiaries taken as a whole which could have a Material Adverse Effect.

                  (iii) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting Curtiss-Wright or any Subsidiary of Curtiss-Wright, except for matters that if adversely decided, individually or in the aggregate, could not have a Material Adverse Effect.

                  (iv) Any violation, breach or default by Curtiss-Wright or any Subsidiary of Curtiss-Wright of or under any agreement or instrument material to the business, operations or condition (financial or otherwise) of Curtiss-Wright and its Subsidiaries taken as a whole which could in the reasonable judgment of Curtiss-Wright have a Material Adverse Effect.

                  (v) Any Termination Event. Such notice shall be accompanied by: (A) a copy of any notice, request, return, petition or other document received by Curtiss-Wright or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including without limitation the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Termination Event, and (B) in the case of any Termination Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and the most recent actuarial valuation report, for such Plan.

                  The Agent shall promptly deliver to each Lender copies of all notices received pursuant to this Section 6.01.

 . Each Borrower covenants that upon reasonable notice it will permit any Person reasonably designated by the Agent or any Lender in writing and who is acting on behalf of the Agent or any Lender pursuant to this Agreement, at the Agent's or such Lender's expense, to visit any of the properties of such Borrower and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of such Borrower and with such Borrower's independent accountants, all at such reasonable times and as often as the Agent or any Lender may reasonably request. Such Person shall contact a Borrower's independent accountants only through such Borrower, and not directly. Each Borrower shall have the right to have an officer, employee or other representative present during any discussion relating to such Borrower with such Borrower's independent accountants.

 . Each Borrower covenants that it will pay and discharge and will cause each of its Subsidiaries to pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, and all lawful claims which, if unpaid, would become a Lien upon any of its properties; provided that no Borrower nor any Subsidiary of any Borrower shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings.

 . Each Borrower and each Significant Subsidiary covenants that it will (a) preserve and maintain its corporate existence, and its material rights, franchises and privileges in the jurisdiction of its incorporation, and (b) qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to so qualify would have a Material Adverse Effect.

 . Each Borrower covenants that it and each of its Subsidiaries will comply with the requirements of all applicable Laws (including without limitation Environmental Laws), noncompliance with which would have a Material Adverse Effect upon any Borrower's ability to perform its obligations under this Agreement, unless the same is being contested in good faith and by appropriate proceedings and such contest shall operate to stay the Material Adverse Effect of any such noncompliance.

 . Each Borrower covenants that it and each of its Subsidiaries will maintain insurance with responsible and reputable insurance companies in such amounts, with such deductibles and covering such risks as is usually maintained by companies engaged in similar businesses and owning similar properties.

 . Each Borrower covenants that it will deliver to the Agent, with a copy for each Lender, promptly upon the request by the Agent or any Lender, copies of all Environmental Claims made or brought against any Borrower or any Subsidiary of any Borrower. Curtiss-Wright covenants to provide to the Agent, with a copy for each Lender, promptly upon a request by the Agent or any Lender, a report describing the principal facts and circumstances known to Curtiss-Wright underlying all such Environmental Claims, together with Curtiss-Wright's then current estimate as to its probable liability with respect thereto. Curtiss-Wright covenants that it will deliver to the Agent, with a copy for each Lender, concurrently with the financial statements delivered pursuant to Section
6.01 hereof, a report describing the principal facts and circumstances known to Curtiss-Wright underlying each Environmental Claim made or brought against Curtiss-Wright or any of its Subsidiaries during such quarter and providing an update of the principal facts and circumstances known to Curtiss-Wright underlying each Environmental Claim made or brought against Curtiss-Wright or any of its Subsidiaries during a prior quarter and not, as of the end of the applicable quarter, terminated or resolved. Curtiss-Wright covenants that it shall make available for meetings with the Agent or any Lender and its consultants and advisors appropriate personnel employed by or consultants retained by Curtiss-Wright and its Subsidiaries having knowledge of such matters. With respect to each Environmental Claim, Curtiss-Wright shall make available to the Agent and each Lender for inspection and copying such historical and operational information, copies of correspondence with Governmental Authorities and environmental audits or reviews regarding properties, products and wastes of Curtiss-Wright or its Subsidiaries as are within its possession, custody or control. The Agent shall promptly deliver to each Lender copies of all notices received pursuant to this Section 6.07.

 . Each Borrower shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all Governmental Actions necessary in connection with the operation of its business.

 . Each Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition the material properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that they are able to serve the functions for which they are currently being used.

 . No Borrower shall, nor shall it permit any of its Subsidiaries to, conflict with, be in conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any conflict with

                  (a)      any Law,

                  (b) its articles of incorporation of by-laws (or other constituent documents), or

                  (c) any agreement or instrument to which it is party or by which any of them or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound except for matters which, individually or in the aggregate, could not have a Material Adverse Effect.

 . Each Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in accordance with normal business practice in which full and appropriate entries shall be made of all dealings or transactions in relation to its business and activities.

 . The Borrowers shall apply the proceeds of Loans hereunder (i) to fund acquisitions permitted by Section 7.06 hereof, (ii) for general working capital and corporate purposes, and (iii) for Curtiss-Wright to repurchase its stock, subject to compliance with the terms of this Agreement. The Borrowers shall not use the proceeds of any Loans hereunder directly or indirectly for any unlawful purpose or in any manner inconsistent with any other provision of any Loan Document.

 . The Borrowers and their respective Subsidiaries considered as a whole shall continue to engage in their businesses substantially as conducted and operated during the present and preceding fiscal year, and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, (a) make any material change in its or their respective businesses, or in the nature of its or their respective operations, (b) liquidate or dissolve itself (or suffer any liquidation or dissolution) or (c) convey, sell, assign, transfer or otherwise dispose of any capital stock of or other ownership interest in any Significant Subsidiaries held by it.

 . The Borrowers shall not, and shall not suffer any of their respective Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Borrowers and their respective Subsidiaries.

 . The Borrowers shall not, and shall not suffer any of their respective Subsidiaries to, change its fiscal year or fiscal quarter except in accordance with GAAP.

 . Each Borrower shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all its Subsidiaries) are able to effectively process data, including dates before, on and after January 1, 2000, to avoid experiencing any Year 2000 Problem that could reasonably be expected to cause a Material Adverse Effect.

 .                 6.17.  ERISA Compliance

                  With respect to any Plan neither any Borrower nor any Subsidiary of any Borrower shall:

                  (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $1,000,000 could be imposed;

                  (b) permit to be incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $1,000,000, whether or not waived;

                  (c) permit the occurrence of any Termination Event which could result in a liability to any member of the Controlled Group in excess of $1,000,000;

                  (d) be an "employer" (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a "substantial employer" (as such term is defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiemployer Plan; or

                  (e) permit the establishment, or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan which could reasonably be expected to result in liability to any member of the Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  6.18. Additional Subsidiary Guarantors. Curtiss-Wright will cause each Person which is or becomes a Significant Subsidiary or Subsidiary Borrower (other than a Subsidiary which is not organized under the laws of the United States or a state or political subdivision jurisdiction thereof) to become a Subsidiary Guarantor as promptly as practicable after (but in any event within 90 days of) the date such Person first satisfies the foregoing criteria, by causing such Subsidiary to execute and deliver to the Agent a Subsidiary Guaranty, together with all documents which the Agent may reasonably request relating to the existence of such Subsidiary, the corporate authority for and the validity of such Subsidiary Guaranty, and any other matters reasonably determined by the Agent to be relevant thereto, all in form and substance reasonably satisfactory to the Agent.


                                   ARTICLE VII
                               NEGATIVE COVENANTS

                  So long as any Loan or Letter of Credit is outstanding, any Obligation is outstanding, the Issuing Bank has any obligation to issue, or the Lenders have any obligation to participate in, Letters of Credit, or the Lenders have any obligation to make any Loan:

                  7.01. Financial Covenants. Curtiss-Wright covenants that it will not:

                  (a) Leverage Ratio. Permit the Leverage Ratio at any time to exceed 3.0:1.0.

                  (b) Interest Coverage Ratio. Permit the Interest Coverage Ratio at any time to be less than 3.0:1.0.

                  (c) Consolidated Net Worth. Permit the Consolidated Net Worth at any time to be less than $215,000,000 plus an amount to be added on the last day of each quarter during the term of this Agreement equal to 50% of the Consolidated Net Income (excluding net losses) less 50% of any after-tax gain associated with sales by Curtiss-Wright of real estate (to the extent included in Consolidated Net Income), for the immediately preceding quarter, beginning December 31, 1999. For purposes of calculation of Consolidated Net Worth pursuant to this Section 7.01(c), Curtiss-Wright's repurchase of its stock in the maximum aggregate amount of $47,500,000 shall not be considered a reduction of Consolidated Net Worth.

                  7.02. Liens. No Borrower will, nor will it permit any of its Subsidiaries to create, or assume or permit to exist, any Lien on any of the properties or assets of any Borrower or any of their respective Subsidiaries, whether now owned or hereafter acquired except:

                  (a) ERISA Liens in an aggregate amount at any time outstanding which, when added to the amount of any Liens outstanding at such time which arose after the Closing Date and secure Indebtedness of any Subsidiaries of any Borrower, does not exceed 10% of the Consolidated Net Worth of Curtiss-Wright;

                  (b) Purchase money mortgages or purchase money security interests, conditional sale arrangements and other similar security interests, on property or assets acquired by any Borrower or any Subsidiary of any Borrower simultaneously (hereinafter referred to individually as a "Purchase Money Security Interest") or replacements thereof, upon incurring Indebtedness the proceeds of which are used to acquire such property or asset; provided, however, that:

                  (i) The transaction in which any Purchase Money Security Interest is proposed to be created is not then prohibited by this Agreement;

                  (ii) Any Purchase Money Security Interest shall attach only to the property or asset so acquired in such transaction or any addition thereto or replacement thereof and shall not extend to or cover any other assets or properties of any Borrower or any of their respective Subsidiaries; and

                  (iii) The Indebtedness secured or covered by any Purchase Money Security Interest together with any other Indebtedness secured by the property or asset acquired shall not exceed 100% of the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed, extended or prepaid from the proceeds of any borrowing by any Borrower or any of their respective Subsidiaries;

                  (c) Liens on the property or assets of any Borrower and its Subsidiaries in existence immediately prior to the Closing Date as listed on
Schedule 7.02 hereto, provided that no such Lien is spread to cover any additional property after the Closing Date and the amount of Indebtedness secured thereby is not increased, provided that the maturity of such Indebtedness may be extended or renewed;

                  (d) Liens on all or any part of the property or the assets of any Subsidiary in favor of any Borrower or any other Subsidiary as security for the Indebtedness owing to any Borrower or such other Subsidiary of such Borrower; and

                  (e)      Permitted Liens.

                  7.03. Indebtedness. No Borrower will, nor will it permit any of its Subsidiaries to, create incur or suffer to exist any Indebtedness, except:

                  (a)      the Obligations;

                  (b) Indebtedness existing (or committed to) on the date hereof and described on Schedule 7.03 hereto;

                  (c) Indebtedness which in the aggregate for all Subsidiaries of Curtiss-Wright at any time does not exceed $25,000,000; and

                  (d) Deemed Debt which in the aggregate at any time does not exceed $50,000,000.

 . No Borrower will, nor will it permit any of its Subsidiaries to enter into any agreement or covenant on or after the Closing Date which would directly and expressly limit or restrict any Borrower's ability to grant any Lien to the Lenders or to incur additional Indebtedness to the Lenders, whether pursuant to this Agreement or otherwise (it being understood and agreed that this Section
7.04 is not intended to restrict the Borrowers from entering into any covenant or agreement limiting generally the ability of any Borrowers from incurring Indebtedness).

 . No Borrower will, nor will it permit any of its Subsidiaries to modify, amend, supplement or terminate, or agree to modify, amend, supplement or terminate any of their respective certificates of incorporation or by-laws, in any manner which would have a material adverse effect upon the interests of the Agent or any of the Lenders hereunder or under any other agreement to which the Agent or any Lender is a party.

 . No Borrower will, nor will it permit any of its Subsidiaries to merge or consolidate with any Person or acquire all or substantially all of the assets or any of the capital stock of any Person; provided, however, that any Borrower or any Subsidiary thereof may merge or consolidate with another Person or acquire all or substantially all of the assets or capital stock of another Person if (a) the Borrower or the Subsidiary, as the case may be, is the surviving corporation, (b) the Person whose stock or assets are being acquired or is merging into a Borrower or any Subsidiary of a Borrower is in a similar line of business as such Borrower, as determined by the Agent, (c) Curtiss-Wright will be in compliance, on a proforma basis, both before and after the merger, consolidation or acquisition, with each of the financial covenants in Section 7.01, and (d) after giving effect to any such merger, consolidation or acquisition, no Potential Default or Event of Default would then exist.

 . No Borrower will, nor will it permit any of its Subsidiaries to be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its articles of incorporation, by-laws or other constituent documents of any Subsidiary of such Borrower, or otherwise) on the right of any Subsidiary of any Borrower from time to time to (w) declare and pay Stock Payments with respect to capital stock owned by the Borrower or any Subsidiary of any Borrower, (x) pay any indebtedness, obligations or liabilities from time to time owed to any Borrower or any Subsidiary of any Borrower, (y) make loans or advances to any Borrower or any Subsidiary of any Borrower, or (z) transfer any of its properties or assets to any Borrower or any Subsidiary of any Borrower, except:

                  (a)      Restrictions pursuant to the Loan Documents;

                  (b) Legal restrictions of general applicability under the corporation law under which such Subsidiary is incorporated, and fraudulent conveyance or similar laws or general applicability for the benefit of creditors of such Subsidiary generally;

                  (c) With respect to clause (z) above: (i) nonassignment provisions of any executory contract or of any lease by any Borrower or such Subsidiary as lessee, and (ii) restrictions on transfer of property subject to a Permitted Lien for the benefit of the holder of such Permitted Lien; and

                  (d) Any restriction contained in an agreement or instrument applicable to a Subsidiary acquired by any Borrower or any Subsidiary of any Borrower after the date hereof, which restriction was not entered into in connection with or in contemplation of such acquisition, and which restriction is not applicable to any Person, property or assets, other than such acquired Subsidiary and its property and assets.

                  . No Borrower will, nor will it permit any of its Subsidiaries to lease, sell, transfer or otherwise dispose of its property, or permit any Subsidiary to lease, sell, transfer or otherwise dispose of its property to any other Person except for (a) sales of Investments in the ordinary course of business by a Borrower or any Subsidiary of a Borrower, including without limitation, transactions undertaken for the purpose of restructuring all or a part of the portfolio of investments owned by such Borrower or Subsidiary thereof and (b) leases, sales, transfers or other dispositions of its property that together with all other property of its Subsidiaries previously leased, sold or disposed of (other than Investments sold in the ordinary course of business by Subsidiaries of Borrowers) as permitted by this Section 7.08 since the date hereof do not constitute a Substantial Portion of the property of Curtiss-Wright and its consolidated Subsidiaries.

                  . No Borrower will, nor will it permit any of its Subsidiaries to be or become subject to or bound by any Guaranty Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                           (a)  Guaranty Equivalents existing on the date hereof
and listed in Schedule 7.09;

                           (b)  Guaranty Equivalents of Curtiss-Wright in
respect of indebtedness of any of its Subsidiaries;

                           (c) Contingent liabilities arising from the
endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business; and

                           (d)  Indemnities by the Borrowers or any of their
respective Subsidiaries of the liabilities of its directors or officers in their capacities as such pursuant to provisions presently contained in their articles of incorporation or by-laws (or other constituent documents) or as permitted by Law; and

                           (e) the Curtiss-Wright Guaranty and the Subsidiary
Guarantees.

                  . No Borrower will, nor will it permit any of its Subsidiaries to enter into or suffer to remain in effect any transaction to which any Borrower or any Subsidiary of any Borrower is a party involving the sale, transfer or other disposition by such Borrower or any Subsidiary of any Borrower of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing (collectively, "Sale-Leasebacks"), except Sale-Leasebacks to which any Borrower or any Subsidiary of any Borrower is a party that will not result in sales, transfers or other dispositions of more than $2,500,000 in the aggregate at any time.

                  . No Borrower will, nor will it permit any of its Subsidiaries to enter into or suffer to remain in effect any lease, as lessee, of any property, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                           (a)  Operating leases of data processing equipment,
office equipment, manufacturing equipment, transportation equipment or office space used by the lessee in the ordinary course of business, provided that such leases will not result in the payment or accrual by the Borrowers and their respective Subsidiaries of more than $5,000,000 in the aggregate in any twelve-month period and no such lease has a term longer than 8 years;

                           (b) Leases cancelable by the lessee without penalty
on not more than 90 days' notice;

                           (c) Leases by a Borrower or any Subsidiary of a
Borrower, as lessor to any other
Borrower or Subsidiary of a Borrower, as lessee; and

                           (d) Leases described on Schedule 7.11.

                  . No Borrower will, nor will it permit any of its Subsidiaries to enter into or permit any Subsidiary to enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate of such Borrower or Subsidiary except in the ordinary course of business and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm's-length transaction.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

 . An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

                  (a) Any Borrower shall fail to pay when due principal of any Loan or Letter of Credit Reimbursement Obligations.

                  (b) Any Borrower shall fail to pay when due interest on any Loan, or any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document and such failure shall have continued for a period of five days.

                  (c) Any representation or warranty made or deemed made by any Borrower in or pursuant to any Loan Document or in any certificate delivered thereunder, or any statement made by any Borrower in any financial statement, certificate, report, exhibit or document furnished by a Borrower to either the Agent or any Lender pursuant to or in connection with any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

                  (d) Any Borrower shall default in the performance or observance of any covenant, agreement or duty under this Agreement or any other Loan Document and such default shall have continued (i) in the case of any default in the performance or observance of any covenant set forth in Sections 6.04(a), 7.04, 7.06, 7.07 or 7.08 hereof, for a period of 30 days after the first occurrence of such default, and (ii) in the case of a default in the performance or observance of any other covenant, agreement or duty contained herein, for a period of 30 days after notice from the Agent to the applicable Borrower.

                  (e) (i) Any Borrower shall fail to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument (other than a non-recourse obligation) to which any Borrower is a party or by which it is bound, or to which any of its properties or assets is subject (a "Debt Instrument"), so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby may at the time be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or (ii) any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby may at such time be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or (iii) the Borrower shall fail to pay any Indebtedness when due, pursuant to demand under any Debt Instrument or otherwise; provided, however, that each of clauses (i), (ii) and (iii) above shall be subject to any applicable grace period provided in the relevant Debt Instrument; and provided, further, that the provisions of this Section 8.01(e) shall be applicable only if the aggregate principal amount of such Indebtedness exceeds $5,000,000.

                  (f) One or more final judgments for the payment of money shall have been entered against any Borrower, which judgment or judgments exceed $5,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged, in effect, and unstayed or unbonded for a period of thirty consecutive days.

                  (g) One or more writs or warrants of attachment, garnishment, execution, distraint or similar process exceeding in value the aggregate amount of $5,000,000 shall have been issued against any Borrower or any of its properties and shall have remained undischarged, in effect and unstayed or unbonded for a period of thirty consecutive days.

                  (h) A Change of Control shall have occurred.

                  (i) This Agreement or any Loan Document or term or provision hereof or thereof shall cease to be in full force and effect, or any Borrower shall, or shall purport to, terminate (other than termination in accordance with the last sentence of Section 2.02(b) hereof), repudiate, declare voidable or void or otherwise contest, this Agreement or any Loan Document or term or provision hereof or thereof or any obligation or liability of any Borrower hereunder or thereunder.

                  (j) Any one or more Termination Events shall have occurred.

                  (k) A proceeding shall have been instituted in respect of any Borrower or any Subsidiary of a Borrower:

                           (i) seeking to have an order for relief entered in
                  respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                           (ii) seeking appointment of a receiver, trustee,
                  liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed, unstayed and unbonded for a period of sixty consecutive days.

                  (l) Any Borrower or any Subsidiary of any Borrower shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(k)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(k)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its property; shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property; or shall take any action in furtherance of any of the foregoing.

                  (m) Any consent, approval or other action by any Governmental Authority that is necessary for the valid execution, delivery or performance by the Borrowers of this Agreement ceases to be in full force and effect and the cessation of such consent, approval or other action could reasonably be expected to have a Material Adverse Effect.

                  (n) Curtiss-Wright shall cease to own, beneficially or of record, directly or indirectly, 100% of the issued and outstanding shares of capital stock of any Significant Subsidiary or any other Subsidiary Borrower.

 .                 8.02.  Consequences of an Event of Default

                  (a) If an Event of Default specified in subsections (a) through (j), (l), (m) or (n) of Section 8.01 hereof shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans hereunder, the Issuing Bank shall be under no further obligation to issue Letters of Credit hereunder and the Agent, upon the written request of the Required Lenders shall, by notice to the Borrowers, from time to time do any or all of the following:

                  (i) Declare the Revolving Credit Commitments terminated, whereupon the Commitments will terminate and any fees accrued but unpaid hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (ii) Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (b) If an Event of Default specified in subsection (k) or (l) of Section 8.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Revolving Credit Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans, the Issuing Bank shall be under no further obligation to issue Letters of Credit hereunder and the unpaid principal amount of the Loans, Letter of Credit Reimbursement Obligations, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (c) Without limitation of other rights and remedies under this Agreement or the Loan Documents or at law or in equity, if all of the Obligations shall have become due and payable pursuant to clause (a) or (b) of this Section 8.02, the Borrowers shall immediately pay to the Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account. Amounts in the Letter of Credit Collateral Account shall be applied by the Agent to the Obligations as the Required Lenders shall elect.

 . If any Lender or the Agent obtains a judgment against any Borrower in an Other Currency, the obligations of such Borrower in respect of any sum adjudged to be due to such Lender or the Agent hereunder or under the Revolving Credit Notes (the "Judgment Amount") shall be discharged only to the extent that, on the Business Day following receipt by such Lender or the Agent of the Judgment
Amount in such Other Currency, such Lender or Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Amount in such Other Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount was originally due and owing to the Lenders or the Agent hereunder or under the Revolving Credit Notes (the "Original Due Date") (excluding the portion of the Judgment Amount which has accrued as a result of the failure of any Borrower to pay the sum originally due hereunder or under the Revolving Credit Notes when it was originally due hereunder or under the Revolving Credit Notes) (the "Loss"), the Borrowers agree to indemnify such Lender or the Agent, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, such Lender or the Agent agrees to remit such excess to the applicable Borrower.

                                   ARTICLE IX
                                    THE AGENT

 . Each Lender hereby irrevocably appoints Mellon to act as Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes the Agent to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon hereby agrees to act as Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 9.10 hereof. Each Lender hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Each Lender agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

 . Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:

                  (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist; provided, however, that nothing contained in this Article IX shall affect the express duties and responsibilities of the Agent to the Borrowers under this Agreement and the other Loan Documents.

                  (b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender.

                  (c) The Agent is and shall be solely the agent of the Lenders. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrowers or any other Person (except only for its relationship as agent for the Lenders, and its express duties and responsibilities to the Lenders and the Borrowers, as provided in this Agreement and the other Loan Documents).

                  (d) The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

 . The Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lenders. Subject to Section 9.04(a) hereof, the Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section.

 . Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

                  (a) Neither the Agent nor the Issuing Bank shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

                  (b) Neither the Agent nor the Issuing Bank shall be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document,
(ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, or (iii) any failure of any Lender to perform any of its obligations under this Agreement or any other Loan Document.

                  (c) Neither the Agent nor the Issuing Bank shall be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrowers or their respective Subsidiaries, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrowers or their respective Subsidiaries, or any other Person, or (iii) except to the extent set forth in Section 9.05(f) hereof, the existence of any Event of Default or Potential Default.

                  (d) Neither the Agent nor the Issuing Bank shall be under any obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent or the Issuing Bank to such Lender.

 .                 9.05.  Administration by the Agent and the Issuing Bank

                  (a) Each of the Agent and the Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and each of the Agent and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

                  (b) Each of the Agent and the Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Agent or the Issuing Bank, respectively, or in-house or other counsel for any Borrower), independent public accountants and any other experts selected by it from time to time, and each of the Agent and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

                  (c) Each of the Agent and the Issuing Bank may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent or the Issuing Bank in accordance with the requirements of this Agreement or any other Loan Document. Whenever either the Agent or the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower or any Lender, such matter may be established by a certificate of the applicable Borrower or such Lender, as the case may be, and either the Agent or the Issuing Bank may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

                  (d) Each of the Agent and the Issuing Bank may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent and the Issuing Bank by reason of taking or continuing to take any such action.

                  (e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected and supervised by it with reasonable care.

                  (f) Neither the Agent nor the Issuing Bank shall be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Event of Default or Potential Default. If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender and if the Issuing Bank receives such a notice, the Issuing Bank shall give prompt notice thereof to the Agent.

 . Each Lender acknowledges as follows: (a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it. (b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

 . Each Lender agrees to reimburse and indemnify each of the Agent and the Issuing Bank and their respective directors, officers, employees and agents (to the extent not reimbursed by the Borrowers and without limitation of the obligations of the Borrowers to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or the Issuing Bank or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction. Payments under this Section 9.07 shall be due and payable on demand, and to the extent that any Lender fails to pay any such amount on demand, such amount shall bear interest for each day from the date of demand until paid (before and after judgment) at a rate per annum (calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) which for each day shall be equal to the Prime Rate.

 . With respect to its Revolving Credit Commitments and the Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lenders," "holders of Notes" and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, any Borrower and any stockholder, subsidiary or affiliate of any Borrower, as though the Agent were not the Agent hereunder.

 . The Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agent in accordance with Section 10.14 hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.

 . The Agent may resign at any time by giving 10 days' prior written notice thereof to the Lenders and the Borrowers. The Agent may be removed by the Required Lenders at any time by giving 10 days' prior written notice thereof to the Agent, the other Lenders and the Borrowers. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized or licensed under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender for whose account such payment is made.

 . If the Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Lenders and if the Borrowers and the Required Lenders shall consent (which consent shall not be unreasonably withheld), the Agent and the Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Agent, to act as co-Agent, with such powers of the Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such co-Agent or separate agent, as the case may be, any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.

 . The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled.

 . Curtiss-Wright agrees to pay to the Agent, for its individual account, Agent's fees in the amounts set forth in the Agent's fee letter.

 . Unless the Agent shall have been notified in writing by any Lender not later than the close of business on the day before the day on which Loans are requested by any Borrower to be made that such Lender will not make its Pro Rata share of such Loans, the Agent may assume that such Lender will make its Pro Rata share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to any Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the applicable Borrower shall pay such amount on demand), together with interest, for the Agent's own account, for each day from and including the date of the Agent's payment to and including the date of repayment to the Agent (before and after judgment) at the rate per annum applicable to such Loans. All payments to the Agent under this Section shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature.

                  9.15. Syndication Agent and Documentation Agent. The titles "Syndication Agent" and "Documentation Agent" given to certain Lenders named on the cover page of this Agreement are purely honorific, and no Syndication Agent or Documentation Agent, as the case may be, in its capacity as such, shall have any duties or responsibilities hereunder.

                                    ARTICLE X
                                  MISCELLANEOUS

 . Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

 . The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender's Revolving Credit Committed Amount and the accrued and unpaid Facility Fees shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.

 . Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Required Lenders and the Borrowers may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions or changing in any manner the rights and duties of the Borrowers, the Agent or any Lender. Any such amendment, modification or supplement made in accordance with the provisions of this Section shall be binding upon the Borrowers, each Lender and the Agent. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:

                  (a) Increase the Revolving Credit Committed Amount of any Lender over the amount thereof then in effect, or extend the Revolving Credit Maturity Date, without the written consent of each Lender affected thereby;

                  (b) Reduce the principal amount of or extend the time for any payment of any Loan, or reduce the amount of or rate of interest or extend the time for payment of interest borne by any Loan or extend the time for payment of or reduce the amount of any Facility Fee or reduce or postpone the date for payment of any other fees, expenses, indemnities or amounts payable under any Loan Document, without the written consent of each Lender affected thereby;

                  (c) Change the definition of "Required Lenders" or amend this
Section 10.03, without the written consent of all the Lenders;

                  (d) Release any collateral from the Letter of Credit Collateral Account without the written consent of all Lenders;

                  (e) Release any "Guarantor" or reduce any "Guaranteed Obligations" (as such terms are defined in the Subsidiary Guarantees) of any Guarantor under any Subsidiary Guaranty in connection with the sale or other disposition of all of the capital stock of and other equity interests in such Guarantor to a Person or Persons other than a Borrower or a Subsidiary of a Borrower, which sale or other disposition is in compliance with this Agreement and the Loan Documents (a "Permitted Sale"), without the written consent of the Required Lenders;

                  (f) Release any "Guarantor" or reduce any "Guaranteed Obligations" (as such terms are defined in the Curtiss-Wright Guaranty or Subsidiary Guarantees, as applicable) of any Guarantor under the Curtiss-Wright Guaranty or any Subsidiary Guaranty, other than in connection with a Permitted Sale, without the written consent of all Lenders; or

                  (g) Amend or waive any of the provisions of Article IX hereof, or impose additional duties upon the Agent or any Issuing Bank or otherwise adversely affect the rights, interests or obligations of the Agent or any Issuing Bank, without the written consent of the Agent and the Issuing Banks;

and provided further, that Transfer Supplements may be entered into in the manner provided in Section 10.14 hereof. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

 . No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which either the Agent or any Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise.

 .                 10.05.  Notices

                  (a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") under this Agreement or any Loan Document shall be in writing (including telexed and telecopied communication) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or telecopier (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. All notices given to Curtiss-Wright under this Agreement shall be deemed to be given to each Borrower. Any such properly given notice shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or telecopy communication, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

                  (b) Any Lender giving any notice to the Borrowers shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

                  (c) The Agent and each Lender may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrowers, and neither the Agent nor any Lender shall have any duty to verify the identity or authority of any Person giving such notice.

 .                 10.06.  Expenses; Taxes; Indemnity

                  (a) Curtiss-Wright agrees to pay or cause to be paid and to save the Agent and each of the Lenders harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel to the Agent and, with respect to costs incurred by the Agent, or any Lender pursuant to clause (iii) below, such counsel and local counsel) incurred by the Agent or, in the case of clause (iii) below any Lender from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, (ii) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, and
(iii) except as to costs and expenses made necessary by reason of the gross negligence or willful misconduct of the Agent, any Issuing Bank or any Lender, the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) collection or enforcement of an outstanding Loan or any other amount owing hereunder or thereunder by either the Agent or any Lender, (B) any litigation brought by the Agent, any Lender, any Issuing Bank or such Borrower and related in any way to this Agreement or the Loan Documents (other than the costs and expenses incurred by the Agent, any Lender or any Issuing Bank, respectively, in connection with any litigation which results in a final, non-appealable judgment against the Agent, such Issuing Bank or such Lender) and
(C) any proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).

                  (b) The Borrowers hereby agree to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrowers agree to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions other than those resulting from omissions to pay or delays in payment attributable to the acts or omissions of the Agent or any Lender.

                  (c) Curtiss-Wright hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, any act or conduct of any Borrower with respect to or in connection with the transactions described in this Agreement or any other Loan Document, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any requirement of Law or any other Law by any Borrower or any Subsidiary of any Borrower); or any exercise by either the Agent or any Lender of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrowers under this subsection (c), or any other indemnification obligation of the Borrowers hereunder or under any other Loan Document, are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

 . The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

 . This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

 . All representations and warranties of the Borrowers contained herein or in any other Loan Document or made in connection herewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by the Agent or any Lender, the making of any Loan, or any other event or condition whatever. All covenants and agreements of the Borrowers contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as any Borrower may borrow hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Borrowers hereunder or under any other Loan Document to make payments to or indemnify the Agent or any Lender shall survive the payment in full of all other Obligations, termination of the Borrowers' rights to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payments to or indemnify the Agent shall survive the payment in full by the Borrowers of all Obligations, termination of the Borrowers' rights to borrow hereunder, and all other events or conditions whatever.

 . This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

 . The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrowers shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrowers, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

 . The Borrowers hereby agree that, to the fullest extent permitted by law, if any Obligation of any Borrower shall be due and payable (by acceleration or otherwise), each Lender shall have the right, without notice to such Borrower, to set-off against and to appropriate and apply to the Obligation any indebtedness, liability or obligation of any nature owing to such Borrower by such Lender, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by such Borrower with such Lender. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender or any other Person shall have given notice or made any demand to such Borrower or any other Person, whether such indebtedness, obligation or liability owed to such Borrower is contingent, absolute, matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender or any other Person. The Borrowers hereby agree that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender or any Participant shall have the same rights of set-off as a Lender as provided in this Section (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of such Borrower). The rights provided by this Section are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

 . The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrowers Pro Rata to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared Pro Rata among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Obligations owed to such other Lenders in such amount as shall result in a Pro Rata sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrowers hereby consent to and confirm the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

 .                 10.14.  Successors and Assigns; Participations; Assignments

                  (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, all future holders of the Notes, the Agent and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their respective rights hereunder or interests herein without the prior written consent of all the Lenders and the Agent, and any purported assignment without such consent shall be void.

                  (b) Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitments and the Loans owing to it and any Note held by it); provided, that

                  (i) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

                  (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

                  (iii) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

                  (iv) such Participant shall be bound by the provisions of
         Section 10.13 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound,

                  (v) no Participant (unless such Participant is an affiliate of such Lender, or is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant's consent, take action of the type described in subsections (a), (b),
         (c), (d) or (e) of Section 10.03 hereof; notwithstanding the foregoing, in no event shall any participation by any Lender have the effect of releasing such Lenders from its obligations hereunder, and

                  (vi) no Participant shall be an Affiliate of any Borrower.

The Borrowers agree that any such Participant shall be entitled to the benefits of Sections 2.10, 2.12 and 10.06 with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time but only to the extent such Participant sustains such losses; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred and provided, further, that any such Participant, as a condition precedent to receiving the benefits of Sections 2.10, 2.12 and 10.06, shall agree in writing to indemnify the Borrowers and hold them harmless as against any and all claims or demands by or liabilities to the transferor Lender or Lenders or any other Person for an amount which in whole or in part duplicates, but only to the extent of such duplication, the amount or amounts to be paid to the Participant under this Section.

                  (c) Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Revolving Credit Commitments and Loans owing to it and any Note held by it) to any Lender, any affiliate of a Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

                  (i) any such assignment to a Purchasing Lender which is not a Lender shall be made only with the consent of Curtiss-Wright, the Issuing Banks and the Agent, which consent shall not be unreasonably withheld,

                  (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such transferor Lender shall retain, after such assignment, a minimum principal amount of $5,000,000 of the Revolving Credit Commitments and Revolving Credit Extensions of Credit then outstanding, and such assignment shall be in a minimum aggregate principal amount of $5,000,000 of the Revolving Credit Commitments and Revolving Credit Extensions of Credit then outstanding,

                  (iii) each such assignment shall be of a constant, and not a varying, percentage of each Revolving Credit Commitment of the transferor Lender and of all of the transferor Lender's rights and obligations under this Agreement and the other Loan Documents, and

                  (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit D to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes") and a processing and recording fee of $2,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Transfer Supplement

                  (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

                  (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in an Transfer Supplement, the Borrowers, at their expense, shall execute and deliver to the Agent (for delivery to the Purchasing Lender) new Notes evidencing such Purchasing Lender's assigned Revolving Credit Commitments or Loans and (for delivery to the transferor Lender) replacement Notes in the principal amount of the Loans or Revolving Credit Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes "exchanged" and deliver them to the applicable Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

                  (d) Register. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Financial and Other Information. The Borrowers authorize the Agent and each Lender to disclose to any Participant or Purchasing Lender (each, a "transferee") and any prospective transferee any and all financial and other information in such Person's possession concerning the Borrowers and their respective Subsidiaries and Affiliates which has been or may be delivered to such Person by or on behalf of such Borrowers in connection with this Agreement or any other Loan Document or such Person's credit evaluation of such Borrowers and their respective Subsidiaries and Affiliates; subject, however, to the provisions of Section 10.16 hereof.

 .                 10.15.  Governing Law; Submission to Jurisdiction;  Limitation
of Liability

                  (a) Governing Law. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

                  (b) Certain Waivers. EACH OF THE BORROWERS, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                  (i) AGREE THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE CITY AND COUNTY OF NEW YORK, NEW YORK, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM;

                  (ii) WAIVE ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION;

                  (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

                  (iv) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

 . Each party hereto agrees to keep confidential any information concerning the business and financial activities of the other party hereto obtained in connection with this Agreement except information which (a) is lawfully in the public domain, (b) is obtained from a third party who is not bound by an obligation of confidentiality with respect to such information, (c) is required to be disclosed to any Governmental Authority having jurisdiction over such person but only to the extent of such requirement, or (d) is disclosed by the Agent or any Lender in accordance with Section 10.14 hereof.

                         [Signatures on following pages]

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

ATTEST:                                    CURTISS-WRIGHT CORPORATION


By /s/ Paul J. Ferdenzi                    By /s/ Gary Benschip
   Title:   A.G.C.                            Gary J. Benschip
                                              Treasurer

[Corporate Seal]
                                           Address for Notices:

                                           1200 Wall Street West
                                           Suite 501
                                           Lyndhurst, NJ 07071
                                           Attn: Robert Bosi
                                                 Vice President of Finance

                                           Telephone:  201-896-8439
                                           Telecopier:  201-438-5680


ATTEST:                                    CURTISS-WRIGHT FLIGHT SYSTEMS, INC.


By /s/ Paul J. Ferdenzi                    By /s/ Gary Benschip
   Title:   A.G.C.                            Gary J. Benschip
                                              Treasurer

[Corporate Seal]
                                           Address for Notices:

                                           1200 Wall Street West
                                           Suite 501
                                           Lyndhurst, NJ 07071
                                           Attn: Robert Bosi
                                                 Vice President of Finance

                                           Telephone:  201-896-8439
                                           Telecopier:  201-438-5680


ATTEST:                                    CURTISS-WRIGHT FLOW CONTROL
                                            CORPORATION

By /s/ Paul J. Ferdenzi                    By /s/ Gary Benschip
   Title:   A.G.C.                            Gary J. Benschip
                                              Treasurer


                                           Address for Notices:

                                           1200 Wall Street West
                                           Suite 501
                                           Lyndhurst, NJ 07071
                                           Attn: Robert Bosi
                                                 Vice President of Finance

                                           Telephone:  201-896-8439
                                           Telecopier:  201-438-5680


ATTEST:                                    METAL IMPROVEMENT COMPANY, INC.


By /s/ Paul J. Ferdenzi                    By /s/ Gary Benschip
   Title:   A.G.C.                            Gary J. Benschip
                                              Treasurer

[Corporate Seal]
                                           Address for Notices:

                                           1200 Wall Street West
                                           Suite 501
                                           Lyndhurst, NJ 07071
                                           Attn: Robert Bosi
                                                 Vice President of Finance

                                           Telephone:  201-896-8439
                                           Telecopier:  201-438-5680

ATTEST:                                    CURTISS-WRIGHT ANTRIEBSTECHNIK GmbH



By /s/ Paul J. Ferdenzi                    By /s/ G. J. Yohrling
   Title:   Assistant General Counsel         George J. Yohrling
                                              Manager

[Corporate Seal]
                                           Address for Notices:

                                           1200 Wall Street West
                                           Suite 501
                                           Lyndhurst, NJ 07071
                                           Attn: Robert Bosi
                                                 Vice President of Finance

                                           Telephone:  201-896-8439
                                           Telecopier:  201-438-5680

                                           MELLON BANK, N.A., individually
                                             and as Agent


                                           By  /s/ J.W. Bell
                                               J. Wade Bell
                                               Vice President

                                           Initial Revolving Credit
                                           Committed Amount:        $15,000,000
                                           Commitment Percentage:           25%

                                           Address for Notices:

                                           1735 Market Street
                                           AIM 191-0750
                                           Philadelphia, Pennsylvania  19103

                                           Attn:  J. Wade Bell
                                           Vice President

                                           Telephone:  (215) 553-3875
                                           Telecopier:  (215) 553-4899

                                           EUROPEAN AMERICAN BANK


                                           By     /s/ Anthony V. Pantina
                                           Title: Vice President

                                           Initial Revolving Credit
                                           Committed Amount:         $9,000,000
                                           Commitment Percentage:           15%

                                           Address for Notices:

                                           335 Madison Avenue
                                           New York, New York  10017

                                           Attn:      Brian Foster

                                           Telephone:  (212) 503-2576
                                           Telecopier:  (212) 503-2667

                                           SCOTIABANC INC.


                                           By     /s/ W. Brown
                                           Title:

                                           Initial Revolving Credit
                                           Committed Amount:        $13,500,000
                                           Commitment Percentage:         22.5%

                                           Address for Notices:

                                           600 Peachtree Street, N.E.
                                           Suite 2700
                                           Atlanta, Georgia 30308

                                           Attn:  William Brown

                                           Telephone:  (404) 877-1500
                                           Telecopier:  (404) 888-8998

                                           PNC BANK, NATIONAL ASSOCIATION


                                           By     /s/ Judy B. Land
                                           Title: Vice President

                                           Initial Revolving Credit
                                           Committed Amount:        $13,500,000
                                           Commitment Percentage:         22.5%

                                           Address for Notices:

                                           1 Garret Mountain Plaza
                                           4th Floor
                                           West Patterson, New Jersey 07424

                                           Attn:    Karen Voight
                                                    Judy Land

                                           Telephone:  (973) 881-5231
                                           Telecopier:  (973) 881-5234

                                           SUNTRUST BANK, ATLANTA


                                           By     /s/ W. David Wisdom
                                           Title: Vice PResident

                                           Initial Revolving Credit
                                           Committed Amount:         $9,000,000
                                           Commitment Percentage:           15%

                                           Address for Notices:

                                           25 Park Place
                                           21st Floor
                                           Center 1927
                                           Atlanta, Georgia 30383

                                           Attn:


                                           Telephone:
                                           Telecopier:

                                                                       EXHIBIT A
                                                             to Credit Agreement

                          FORM OF REVOLVING CREDIT NOTE

                              Revolving Credit Note

$                                                     Pittsburgh, Pennsylvania
------------------                                           ----------, 1999

                  FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a corporation (the "Borrower"), promises to pay to the order of [NAME OF THE LENDER] (the "Lender") on or before the Revolving Credit Maturity Date (as defined in the Agreement referred to below), and at such earlier dates as may be required by such Agreement, the lesser of (i) the principal sum of
                            ($          ) or (ii) the aggregate
---------------------------   ----------
unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower from time to time pursuant to the Agreement. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to the Agreement, payable on the dates set forth in the Agreement.

                  This Note is one of the "Revolving Credit Notes" as referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of December 20, 1999 by and among the Borrower, the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks from time to time thereunder, and Mellon Bank, N.A., as Agent (as the same may be amended, modified or supplemented from time to time, the "Agreement"), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions.
Terms defined in the Agreement have the same meanings herein.

                  The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

                  This Note shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

                                                     [NAME OF BORROWER]



                                                     By
                                                     Name:
                                                     Title:

                                                                       EXHIBIT B
                                                             to Credit Agreement



                           FORM OF OPINION OF COUNSEL

      Letterhead of Associate General Counsel of Curtiss-Wright Corporation

                                December 20, 1999


Mellon Bank, N.A., as Agent
for the Lenders identified on Annex 1 hereto

                  Re: Credit Agreement dated as of December 20, 1999 by and among Curtiss-Wright Corporation, the Subsidiary Borrowers parties thereto from time to time, the Lenders parties thereto from time to time, the Issuing Banks referred to therein, Mellon Bank, N.A., as Agent, The Bank of Nova Scotia, New York Branch, as Syndication Agent and PNC Bank, National Association, as Documentation Agent

                           Short Term Credit Agreement dated as of December 20, 1999 by and among Curtiss-Wright Corporation, the Subsidiary Borrowers parties thereto from time to time, the Lenders parties thereto from time to time, Mellon Bank, N.A., as Agent, The Bank of Nova Scotia, New York Branch, as Syndication Agent and PNC Bank, National Association, as Documentation Agent


Gentlemen:

                  I am the Associate General Counsel of Curtiss-Wright Corporation, a Delaware corporation ("Curtiss-Wright") and, in such capacity, I am delivering this opinion to the Agent and the Lenders in connection with the above referenced Credit Agreement and Short Term Credit Agreement and the Loan Documents (as defined in the Credit Agreement and the Short Term Credit Agreement) to which Curtiss-Wright or any Subsidiary Borrower is a party. Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings given them by that certain Credit Agreement. Capitalized terms which are defined in the Credit Agreement and which are not otherwise defined in this letter shall have the meanings ascribed to them in the Credit Agreement, unless the context clearly requires otherwise. This opinion is being rendered pursuant to Section 5.01(b) of the Credit Agreement.

                  In rendering this opinion, I or lawyers acting under my supervision have examined originals or copies, certified or otherwise identified to the satisfaction of such lawyers, of such documents, corporate records, certificates of public officials and of officers of the Curtiss-Wright and the Subsidiary Borrowers (collectively, the "Borrower Entities") and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. We have examined, among other documents, the following documents:

                             (i) the Articles of Incorporation and Bylaws of each of the Borrower Entities;

                             (ii) certificates dated [date] of the Secretary of State of [identify jurisdictions] certifying as to the good standing of each of the Borrower Entities in their respective jurisdictions of organization;

                             (iii) counterparts executed by the Borrower
                             Entities of each of the Loan Documents to which such Borrower Entities are parties.

                With your permission, we have assumed without any independent investigation (a) that each party to the Loan Documents (other than the Borrower Entities) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly authorized to execute and deliver the Loan Documents and to consummate the transactions contemplated by such Loan Documents; and (iii) has the full power and authority to enter into the same for the purposes set forth therein; (b) that the Loan Documents have been duly executed and delivered by each of the parties thereto (other than the Borrower Entities), are in full force and effect with respect to such parties and are the legal, valid and binding obligations of such parties, enforceable against such parties (other than the Borrower Entities) in accordance with the terms thereof; and (c) in respect of all documents and instruments which were submitted to us, the capacity of natural persons, the genuineness of all signatures (other than those of representatives of the Borrower Entities on documents on which an opinion is expressed herein), the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as copies and the execution of all documents and instruments in the form of such documents and instruments submitted to us in execution form.

                Upon the basis of and subject to the foregoing and subject to the exceptions, limitations, assumptions and qualifications set forth below, I am of the opinion that:

                1. Each Borrower Entity is a corporation duly organized, existing and in good standing under the laws of its state of incorporation, has the corporate power and authority to enter into, deliver and perform under and pursuant to the Loan Documents to which it is a party, to own its property and to carry on its business as it is now conducted, and is duly qualified to do business in each jurisdiction where the character of the property owned by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the assets, business, operations or financial condition of such Borrower Entity.

                2. The execution, delivery and performance by each Borrower Entity of the Credit Agreement, the Short Term Credit Agreement and the other Loan Documents to which it is a party has been duly authorized by all necessary corporate action. The execution and delivery by the Borrower Entities of the foregoing documents, the making of the borrowings contemplated by the Credit Agreement and the Short Term Credit Agreement, the execution, delivery and issuance of the Notes by the Borrower Entities pursuant to the Credit Agreement and the Short Term Credit Agreement to evidence such borrowings and the performance of the Borrower Entities under the Loan Documents require no (i) approval of any official body or (ii) approval of any other third party.

                  3. The Credit Agreement, the Short Term Credit Agreement and the other Loan Documents to which the Borrower is a party have been duly and validly executed and delivered by the Borrower and constitute valid, legal and binding obligations of the Borrower enforceable in accordance with their respective terms.

                  4. The execution and delivery of the Credit Agreement, the Short Term Credit Agreement and the other Loan Documents by each Borrower Entity, the consummation of the transactions therein contemplated, and compliance with the terms and provisions thereof (a) will not conflict with or result in any breach of the terms and conditions of the Articles of Incorporation or Bylaws of such Borrower Entity or of any law or regulation, and
(b) to the best of my knowledge, after due inquiry, will not conflict with or result in any breach of the terms and conditions of any order, writ, injunction or decree of any court or governmental instrumentality or of any agreement or instrument to which such Borrower Entity is bound or to which such Borrower Entity is subject, or constitute a default thereunder.

                  The foregoing opinions are subject to the following exceptions, limitations, assumptions and qualifications:

                  A. Our opinions are subject to the effect of bankruptcy, insolvency, fraudulent conveyance and transfer and other laws of general application relating to or affecting the enforcement of creditors rights and of general principles of equity, judicial discretion and general requirements of good faith, fair dealing and commercial reasonableness (regardless of whether relief is sought in an action at law or in equity).

                  B. Our opinions are further subject to public policy considerations which may limit the rights of the Agent or the Lenders to obtain certain remedies and to indemnifications, but should not make the remedies provided in the Loan Documents inadequate for the practical realization of the benefits intended thereby.

                  C. This opinion is furnished solely for your benefit in connection with the transactions contemplated by the Credit Agreement, the Short Term Credit Agreement and the other Loan Documents. You may not rely on this opinion for any other purpose, and no other person may rely on this opinion for any purpose without the express written consent of the undersigned. This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated in this letter.

                                                          Very truly yours,

                                     Annex I

                                Mellon Bank, N.A.
                                 Scotiabanc Inc.
                         PNC Bank, National Association
                             SunTrust Bank, Atlanta
                             European American Bank

                                                                       EXHIBIT C
                                                             to Credit Agreement



                    FORM OF QUARTERLY COMPLIANCE CERTIFICATE

                           CURTISS-WRIGHT CORPORATION

                        Quarterly Compliance Certificate

                  Pursuant to the Credit Agreement, dated as of December 20, 1999 by and among Curtiss-Wright Corporation, a Delaware corporation ("Curtiss-Wright"), the Subsidiary Borrowers party thereto from time to time (collectively with Curtiss-Wright, the "Borrowers" and each individually a "Borrower"), the Lenders from time to time party thereto, the Issuing Banks from time to time thereunder, and Mellon Bank, N.A., as Agent (as the same may be amended, modified or supplemented from time to time, the "Agreement"), the undersigned, being a Responsible Officer of the Borrower, hereby certifies on behalf of the Borrower as follows:

                  1. Delivered herewith are the financial statements prepared pursuant to Section 6.01(a) or Section 6.01(b), as the case may be, of the Agreement, for the fiscal ________ ended ___________, _____. All such financial statements comply with the applicable requirements of the Agreement.

                  2. Schedule I hereto sets forth in reasonable detail the information and calculations necessary to establish compliance with the provisions of Sections 7.01 and 7.02 of the Agreement as of the end of the fiscal period referred to in paragraph 1 above.

                  3.  (Check one and only one:)

                  ___ No Event of Default or Potential Default has occurred and is continuing or exists.

                  ___ An Event of Default or Potential Default has occurred and is continuing or exists, and the document(s) attached hereto as Schedule II specify in detail the nature and period of existence of such Event of Default or Potential Default as well as any and all actions with respect thereto taken or contemplated to be taken by the applicable Borrower.

                  4. The undersigned has personally reviewed the Agreement, and this certificate was based on an examination made by or under the supervision of the undersigned sufficient to assure that this certificate is accurate.

                  5. Capitalized terms used in this certificate and not otherwise defined shall have the meanings given in the Agreement.

                                                  CURTISS-WRIGHT CORPORATION


                                                  By:
                                                  Name:
                                                  Title:
Date

                                                                       EXHIBIT D
                                                             to Credit Agreement


                           FORM OF TRANSFER SUPPLEMENT

                               Transfer Supplement


                  THIS TRANSFER SUPPLEMENT, dated as of the date specified in
Item 1 of Schedule I hereto, among the Transferor Lender specified in Item 2 of
Schedule I hereto (the "Transferor Lender"), each Purchasing Lender specified in
Item 3 of Schedule I hereto (each a "Purchasing Lender") and Mellon Bank, N.A., as Agent for the Lenders under the Agreement described below.

                                    Recitals:

                  A. This Transfer Supplement is being executed and delivered in accordance with Section 10.14(c) of the Agreement, dated as of December 20, 1999, by and among Curtiss-Wright Corporation, a Delaware corporation ("Curtiss-Wright"), the Subsidiary Borrowers party thereto from time to time (collectively with Curtiss-Wright, the "Borrowers" and each individually a "Borrower"), the Lenders party thereto from time to time, the Issuing Banks from time to time thereunder, and Mellon Bank, N.A., as Agent for the Lenders (as the same may be amended, modified or supplemented from time to time, the "Agreement"). Capitalized terms used herein without definition have the meaning specified in the Agreement.

                  B. Each Purchasing Lender (if it is not already a Lender) wishes to become a Lender party to the Agreement.

                  C. The Transferor Lender is selling and assigning to each Purchasing Lender, and each Purchasing Lender is purchasing and assuming, a certain portion of the Transferor Lender's rights and obligations under the Agreement, including, without limitation, the Transferor Lender's Commitments and Loans owing to it and any Notes held by it (the "Transferor Lender's Interests").

                  NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  Section 1. Transfer Effective Notice. Upon receipt by the Agent of five counterparts of this Transfer Supplement (to each of which is attached a fully completed Schedule I and Schedule II), and each of which has been executed by the Transferor Lender, by each Purchasing Lender and by any other Person required by Section 10.14(c) of the Agreement to execute this Transfer Supplement, the Agent will transmit to Curtiss-Wright, the Transferor Lender and each Purchasing Lender a transfer effective notice, substantially in the form of Schedule III to this Transfer Supplement (a "Transfer Effective Notice"). The date specified in such Transfer Effective Notice as the date on which the transfer effected by this Transfer Supplement shall become effective (the "Transfer Effective Date") shall be the fifth Business Day following the date of such Transfer Effective Notice or such other date as shall be agreed upon among the Transferor Lender, the Purchasing Lender, the Agent and Curtiss-Wright. From and after the close of business at the Agent's Office on the Transfer Effective Date each Purchasing Lender (if not already a Lender party to the Agreement) shall be a Lender party to the Agreement for all purposes thereof having the respective interests in the Transferor Lender's interests reflected in this Transfer Supplement.

                  Section 2. Purchase Price; Sale. At or before 12:00 Noon, local time at the Transferor Lender's office specified in Schedule II, on the Transfer Effective Date, each Purchasing Lender shall pay to the Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between the Transferor Lender and such Purchasing Lender (the "Purchase Price"), of the portion being purchased by such Purchasing Lender (such Purchasing Lender's "Purchased Percentage") of the Transferor Lender's Interests. Effective upon receipt by the Transferor Lender of the Purchase Price from a Purchasing Lender, the Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty (express or implied) except as set forth in Section 6 hereof, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from the Transferor Lender such Purchasing Lender's Purchased Percentage of the Transferor Lender's Interests. The Transferor Lender shall promptly notify the Agent of the receipt of the Purchase Price from a Purchasing Lender ("Purchase Price Receipt Notice"). Upon receipt by the Agent of such Purchase Price Receipt Notice, the Agent shall record in the Register the information with respect to such sale and purchase as contemplated by Section 10.14(d) of the Agreement.

                  Section 3. Principal, Interest and Fees. All principal payments, interest, fees and other amounts that would otherwise be payable under the Loan Documents from and after the Transfer Effective Date to or for the account of the Transferor Lender in respect of the Transferor Lender's Interests shall, instead, be payable to or for the account of the Transferor Lender and the Purchasing Lenders, as the case may be, in accordance with their respective interests as reflected in this Transfer Supplement.

                  Section 4. Closing Documents. Concurrently with the execution and delivery hereof, the Transferor Lender will request that Curtiss-Wright provide to each Purchasing Lender (if it is not already a Lender party to the Agreement) conformed copies of all Loan Documents delivered to such Transferor Lender on the Closing Date in satisfaction of conditions precedent set forth in the Agreement.

                  Section 5. Further Assurances. Each of the parties to this Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Transfer Supplement.

                  Section 6. Certain Representations and Agreements. By executing and delivering this Transfer Supplement, the Transferor Lender and each Purchasing Lender confirm to and agree with each other and the Agent and the Lenders as follows:

                  (a) Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor Lender makes no representation or warranty and assumes no responsibility with respect to (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of the Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, received under or in connection with, the Agreement or any other Loan Document, or (iii) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time.

                  (b) The Transferor Lender makes no representation or warranty and assumes no responsibility with respect to (i) the performance or observance of any of the terms or conditions of the Agreement or any other Loan Document on the part of the Borrowers, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrowers or any other Person, or (iii) the existence of any Event of Default or Potential Default.

                  (c) Each Purchasing Lender confirms that it has received a copy of the Agreement and each of the other Loan Documents, together with copies of the financial statements referred to in Section 4.05 thereof, the most recent financial statements delivered pursuant to
         Section 6.01 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Transfer Supplement. Each Purchasing Lender confirms that it has made such analysis and decision independently and without reliance upon the Agent, the Transferor Lender or any other Lender.

                  (d) Each Purchasing Lender, independently and without reliance upon the Agent, the Transferor Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, will make its own decisions to take or not take action under or in connection with the Agreement or any other Loan Document.

                  (e) Each Purchasing Lender that is not a Lender and that is not chartered under the laws of the United States or a state thereof shall provide Curtiss-Wright and the Agent with any documentation either of them may reasonably request pertaining to withholding taxes and backup withholding.

                  (f) Each Purchasing Lender irrevocably appoints the Agent to act as Agent for such Purchasing Lender under the Agreement and the other Loan Documents, all in accordance with Article IX of the Agreement and the other provisions of the Agreement and the other Loan Documents.

                  (g) Each Purchasing Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and the other Loan Documents are required to be performed by it as a Lender.

                  Section 7. Schedule II. Schedule II hereto sets forth the revised Commitments of the Transferor Lender and each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.

                  Section 8. Governing Law. This Transfer Supplement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

                  Section 9. Counterparts. This Transfer Supplement may be executed on any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

                                                                      SCHEDULE I
                                                          To Transfer Supplement


                          COMPLETION OF INFORMATION AND
                       SIGNATURES FOR TRANSFER SUPPLEMENT

Re: Credit Agreement, dated as of December 20, 1999, by and among Curtiss-Wright Corporation, a Delaware corporation ("Curtiss-Wright"), the Subsidiary Borrowers party thereto from time to time (collectively with Curtiss-Wright, the "Borrowers" and each individually a "Borrower") the Lenders party thereto from time to time, the Issuing Banks from time to time thereunder, and Mellon Bank, N.A., as Agent for the Lenders (as amended, modified or supplemented from time to time, the "Agreement")

Item 1         (Date of Transfer                     [INSERT DATE OF
               Supplement):                          TRANSFER SUPPLEMENT]

Item 2         (Transferor Lender):                  [INSERT NAME OF TRANSFEROR
                                                     LENDER]

Item 3         (Purchasing Lender[s]):               [INSERT NAME[S] OF
                                                     PURCHASING LENDER[S]]

Item 4         (Signatures of Parties
               to Transfer Supplement):

                                                  [NAME OF TRANSFEROR LENDER]

                                                  as Transferor Lender
                                                  By:
                                                  Name:
                                                  Title:

                                                  [NAME OF PURCHASING LENDER]

                                                       as Purchasing Lender
                                                  By:
                                                  Name:
                                                  Title:

                                                  [NAME OF PURCHASING LENDER]

                                                  as Purchasing Lender
                                                  By:
                                                  Name:
                                                  Title:

[Following consents required only
when Purchasing Lender is not a Lender]

CONSENTED TO AND ACKNOWLEDGED:

MELLON BANK, N.A., as Agent

By:
Name:
Title:


CONSENTED TO AND ACKNOWLEDGED:

CURTISS-WRIGHT CORPORATION

By:
Name:
Title:

CONSENTED TO AND ACKNOWLEDGED:

[Name of ISSUING BANKS]

By:
Name:
Title:


ACCEPTED FOR RECORDATION
    IN REGISTER:

MELLON BANK, N.A., as Agent


By:
Name:
Title:

                                                                     SCHEDULE II
                                                          to Transfer Supplement


                       LIST OF LENDING OFFICES, ADDRESSES
                        FOR NOTICES AND COMMITTED AMOUNTS


[NAME OF TRANSFEROR
  LENDER, LENDING
  OFFICE AND ADDRESS]                       Revised Commitment and Loan Amounts:

                                            Revolving Credit
                                              Committed Amount        $

                                            Commitment Percentage of
                                              Revolving Credit Commitment:    %



[NAME OF PURCHASING
  LENDER]                                   New Commitment and Loan Amounts:

                                            Revolving Credit
                                              Committed Amount        $

                                            Commitment Percentage of
                                              Revolving Credit Commitment:    %



Administrative Information
  for Purchasing Lender:

Address:


Attention:

Telephone:
Telecopier:

                                                         5
                                                                    SCHEDULE III
                                                          to Transfer Supplement

                            Transfer Effective Notice

To:  Curtiss-Wright Corporation
     [INSERT NAME OF TRANSFEROR
     LENDER AND EACH PURCHASING LENDER]

                  The undersigned, as Agent under the Credit Agreement, dated as of December 20, 1999, by and among Curtiss-Wright Corporation, a Delaware corporation ("Curtiss-Wright"), the Subsidiary Borrowers party thereto from time to time (collectively with Curtiss-Wright, the "Borrowers" and each individually a "Borrower"), the Lenders party thereto from time to time, the Issuing Banks from time to time thereunder, and Mellon Bank, N.A., as Agent for the Lenders (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"), acknowledges receipt of five executed counterparts of a completed Transfer Supplement, dated
                 , from [NAME OF TRANSFEROR LENDER] to [NAME OF EACH PURCHASING LENDER] (the "Transfer Supplement"). Terms defined in the Transfer Supplement are used herein as therein defined.

                  1. Pursuant to the Transfer Supplement, you are advised that the Transfer Effective Date will be , ____. [INSERT FIFTH BUSINESS DAY FOLLOWING DATE OF TRANSFER EFFECTIVE NOTICE OR OTHER DATE AGREED TO AMONG THE TRANSFEROR LENDER, THE PURCHASING LENDER, THE AGENT AND CURTISS-WRIGHT.]

                  2. Pursuant to Section 10.14(c) of the Credit Agreement, the Transferor Lender has delivered to the Agent the Transferor Lender Notes.

                  3. Section 10.14(c) of the Credit Agreement provides that the Borrowers are to deliver to the Agent on or before the Transfer Effective Date the following Notes, each dated the date of the Note it replaces, and the replaced Notes shall be marked cancelled and returned to the Borrowers.

                  [DESCRIBE EACH NEW REVOLVING CREDIT NOTE AND/OR SUBSIDIARY NOTE FOR TRANSFEROR LENDER AND PURCHASING LENDER AS TO DATE (AS REQUIRED BY THE CREDIT AGREEMENT), PRINCIPAL AMOUNT AND PAYEE.]

                  4. The Transfer Supplement provides that each Purchasing Lender is to pay its Purchase Price to the Transferor Lender at or before 12:00 Noon, local time at the Transferor Lender's lending office specified in Schedule II to the Transfer Supplement, on the Transfer Effective Date in immediately available funds.
                                                 Very truly yours,

                                                 MELLON BANK, N.A., as Agent

                                                 By:
                                                 Name:
                                                 Title:

                                                                       EXHIBIT E
                                                             to Credit Agreement


                         FORM OF CURTISS-WRIGHT GUARANTY

                        GUARANTY AND SURETYSHIP AGREEMENT

                  THIS GUARANTY AND SURETYSHIP AGREEMENT (this "Guaranty") dated as of the 20th day of December, 1999, made by CURTISS-WRIGHT CORPORATION, a Delaware corporation ("Guarantor"), to the lenders parties hereto from time to time (the "Lenders", as defined further below) and MELLON BANK, N.A., a national banking association, as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

                                               W I T N E S S E T H:

                  WHEREAS, Guarantor, the Subsidiary Borrowers, the Lenders, the Issuing Banks and the Agent are parties to a Credit Agreement, dated as of December 20, 1999 (as amended, the "Credit Agreement"); and

                  WHEREAS, pursuant to the terms of the Credit Agreement, Lenders may make certain Loans to one or more Subsidiaries of Guarantor (each, a "Borrower"), as evidenced in part by certain promissory notes of each such Borrower to each Lender dated of even date herewith (collectively, the "Note"); and

                  WHEREAS, the execution and delivery by Guarantor of this Guaranty is a condition to Lenders' obligation to make Loans to any Borrower, and Guarantor, as owner, directly or indirectly, of all of the outstanding shares of stock of each Borrower, expects to derive a financial benefit from the making of such Loans.

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged by Guarantor, and intending to be legally bound, Guarantor hereby agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1  Definitions.

(a) Certain Definitions. Capitalized terms not otherwise defined herein shall have the meanings given in the Credit Agreement. In addition to the other terms defined elsewhere in this Agreement, as used herein the following terms shall have the following meanings:

                  "Guaranteed Obligations" shall mean all obligations from time to time of the Borrowers to the Agent or any Lender under or in connection with any Loan Document, including all obligations to pay principal, interest, fees, indemnities or other amounts under such Loan Documents, in each case whether such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (including interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, dissolution or similar proceeding with respect to any Borrower or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

                                   ARTICLE II
                             GUARANTY AND SURETYSHIP

                  2.1. Guaranty and Suretyship. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees and becomes surety for the full and punctual payment and performance of the Guaranteed Obligations as and when such payment or performance shall become due (at scheduled maturity, by acceleration or otherwise) in accordance with the terms of the Loan Documents. This Agreement is an agreement of suretyship as well as of guaranty, is a guarantee of payment and performance and not merely of collectibility, and is in no way conditioned upon any attempt to collect from or proceed against any Borrower or any other Person or any other event or circumstance. The obligations of the Guarantor under this Agreement are direct and primary obligations of the Guarantor and are independent of the Guaranteed Obligations, and a separate action or actions may be brought against the Guarantor regardless of whether action is brought against any Borrower or any other Person or whether such Borrower or any other Person is joined in any such action or actions.

                  2.2. Obligations Absolute. The Guarantor agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting the Guaranteed Obligations, any of the terms of the Loan Documents or the rights of the Agent or any Lender or any other Person with respect thereto. The obligations of the Guarantor under this Agreement shall be absolute, unconditional and irrevocable, irrespective of any of the following:

                  (a) any lack of legality, validity, enforceability, allowability (in a bankruptcy, insolvency, reorganization, dissolution or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guaranteed Obligations;

                  (b) any change in the amount, nature, time, place or manner of payment or performance of, or in any other term of, any of the Guaranteed Obligations (whether or not such change is contemplated by the Loan Documents as presently constituted, and specifically including any increase in the Guaranteed Obligations, whether resulting from the extension of additional credit to any Borrower or otherwise), any execution of any additional Loan Documents, or any amendment or waiver of or any consent to departure from any Loan Document;

                  (c) any taking, exchange, release, impairment or nonperfection of any collateral, or any taking, release, impairment or amendment or waiver of or consent to departure from any other guaranty or other direct or indirect security for any of the Guaranteed Obligations;

                  (d) any manner of application of collateral or other direct or indirect security for any of the Guaranteed Obligations, or proceeds thereof, to any of the Guaranteed Obligations, or any commercially reasonable manner of sale or other disposition of any collateral for any of the Guaranteed Obligations or any other assets of any Borrower;

                  (e) any permanent impairment by any Lender or any other Person of any recourse of the Guarantor against any Borrower or any other Person, or any other permanent impairment by any Lender or any other Person of the suretyship status of the Guarantor;

                  (f) any bankruptcy, insolvency, reorganization, dissolution or similar proceedings with respect to, or any change, restructuring or termination of the corporate structure or existence of, any Borrower, the Guarantor or any other Person; or

                  (g) any failure of any Lender or any other Person to disclose to the Guarantor any information pertaining to the business, operations, condition (financial or other) or prospects of any Borrower or any other Person, or to give any other notice, disclosure or demand.

                  2.3. Waivers, etc. The Guarantor hereby irrevocably waives any defense to or limitation on its obligations under this Agreement arising out of or based upon any matter referred to in Section 2.2 and, without limiting the generality of the foregoing, any requirement of promptness, diligence or notice of acceptance, any other notice, disclosure or demand with respect to any of the Guaranteed Obligations and this Agreement, any requirement of acceptance hereof, reliance hereon or knowledge hereof by the Agent or any Lender, and any requirement that the Agent or any Lender protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral or other direct or indirect security for any of the Guaranteed Obligations. Notwithstanding the foregoing sentence, the Guarantor's waiver under this Section 2.3 shall apply only to the Guarantor's obligations hereunder and shall not limit or waive any of the Guarantor's rights or obligations as a borrower under the Credit Agreement.

                  2.4. Reinstatement. This Agreement shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is avoided, rescinded or must otherwise be returned by the Agent or any Lender for any reason, all as though such payment had not been made.

                  2.5. No Stay. Without limiting the generality of any other provision of this Agreement, if any acceleration of the time for payment or performance of any Guaranteed Obligation, or any condition to any such acceleration, shall at any time be stayed, enjoined or prevented for any reason (including stay or injunction resulting from the pendency against any Borrower or any other Person of a bankruptcy, insolvency, reorganization, dissolution or similar proceeding), the Guarantor agrees that, for purposes of this Agreement and its obligations hereunder, at the option of the Agent such Guaranteed Obligation shall be deemed to have been accelerated and such condition to acceleration shall be deemed to have been met.

                  2.6. Payments. All payments to be made by the Guarantor pursuant to this Agreement shall be made at the times and in the manner prescribed for payments in Articles II and III of the Credit Agreement, without setoff, counterclaim, withholding or other deduction of any nature. All payments made by the Guarantor pursuant to this Agreement may be applied to the Guaranteed Obligations and all other amounts payable under this Agreement in such order as the Agent may elect.

                  2.7. Subrogation, Etc. Any rights which the Guarantor may have or acquire by way of subrogation, reimbursement, restitution, exoneration, contribution or indemnity, and any similar rights (whether arising by operation of law, by agreement or otherwise), against any Borrower arising from the existence, payment, performance or enforcement of any of the obligations of the Guarantor under or in connection with this Agreement, shall be subordinate in right of payment to the Guaranteed Obligations, and the Guarantor shall not exercise any such rights until all Guaranteed Obligations and all other obligations under this Agreement have been paid in cash or in such other manner as may be acceptable to the Agent and performed in full and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents shall have terminated. If, notwithstanding the foregoing, any amount shall be received by the Guarantor on account of any such rights at any time prior to the time at which all Guaranteed Obligations and all other obligations under this Agreement shall have been paid in cash or in such other manner as may be acceptable to the Agent and performed in full and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents shall have terminated, such amount shall be held by the Guarantor in trust for the benefit of the Lenders, segregated from other funds held by the Guarantor, and shall be forthwith delivered to Agent for the benefit of the Lenders in the exact form received by the Guarantor (with any necessary endorsement), to be applied to the Guaranteed Obligations, whether matured or unmatured, in such order as the Agent may elect, or to be held by the Agent as security for the Guaranteed Obligations and disposed of by the Agent in any lawful manner, all as the Agent may elect.

                  2.8. Continuing Agreement. This Agreement is a continuing guaranty and shall continue in full force and effect until all Guaranteed Obligations and all other amounts payable under this Agreement have been paid in cash or such other manner as may be acceptable to the Agent and performed in full, and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents have terminated, subject in any event to reinstatement in accordance with Section 2.4. Without limiting the generality of the foregoing, the Guarantor hereby irrevocably waives any right to terminate or revoke this Agreement.




                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  The Guarantor hereby represents and warrants to the Agent and the Lenders as follows:

                  3.1. Credit Agreement. The provisions of Article IV of the Credit Agreement are hereby incorporated by reference (together with all related definitions and cross references). The Guarantor hereby represents and warrants to the Agent and the Lenders as provided therein.

                  3.2. Representations and Warranties Remade at Each Extension of Credit. Each request (including any deemed request) by any Borrower for any extension of credit under any Loan Document shall be deemed to constitute a representation and warranty by the Guarantor to the Agent and the Lenders that the representations and warranties made by the Guarantor in this Article III are true and correct on and as of the date of such request with the same effect as though made on and as of such date. Failure by the Agent to receive notice from the Guarantor to the contrary before the Lenders make any extension of credit under any Loan Document shall constitute a further representation and warranty by the Guarantor to the Agent and the Lenders that the representations and warranties made by the Guarantor in this Article III are true and correct on and as of the date of such extension of credit with the same effect as though made on and as of such date.


                                   ARTICLE IV
                                    COVENANTS

                  4.1. Covenants Generally. Reference is hereby made to the provisions of Articles VI and VII of the Credit Agreement (together with all related definitions and cross-references). To the extent such provisions impose upon any Borrower a duty to cause the Guarantor (or a Subsidiary of the Guarantor) to do or refrain from doing certain acts or things or to meet or refrain from meeting certain conditions, the Guarantor shall (or shall cause such Subsidiary of the Guarantor to, as the case may be) do or refrain from doing such acts or things, or meet or refrain from meeting such conditions, as the case may be.


                                    ARTICLE V
                                  MISCELLANEOUS

                  5.1. Amendments, etc. No amendment to or waiver of any provision of this Agreement, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of each Lender. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  5.2. No Implied Waiver; Remedies Cumulative. No delay or failure of the Agent or any Lender in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Agent and the Lenders under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

                  5.3. Notices. Except to the extent, if any, otherwise expressly provided herein, all notices and other communications (collectively, "notices") under this Agreement shall be in writing (including facsimile transmission) and shall be sent by certified or registered mail, by nationally-recognized overnight courier or by personal delivery. All notices shall be sent to the address specified in the Credit Agreement for the applicable party, or, in any case, to such other address as shall have been designated by the applicable party by notice to the other party hereto. Any properly given notice shall be effective when received, except that properly given notices to the Guarantor shall be effective at the following time, if earlier: if given by telephone, when telephoned; if by first-class mail, three Business Days after deposit in the mail; if by overnight courier, one Business Day after pickup by such courier; and if by facsimile transmission, upon transmission. The Agent and the Lenders may rely on any notice (whether or not made in a manner contemplated by this Agreement) purportedly made by or on behalf of the Guarantor, and Agent and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

                  5.4. Expenses. The Guarantor agrees to pay upon demand all reasonable expenses (including reasonable fees and expenses of counsel) which the Agent or any Lender may incur from time to time arising from or relating to the administration of, or exercise, enforcement or preservation of rights or remedies under, this Agreement, other than costs and expenses incurred by the Agent or any Lender, respectively, in connection with any litigation which results in a final, non-appealable judgment against the Agent or such Lender.

                  5.5. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

                  5.6. Survival. All representations and warranties of the Guarantor contained in or made in connection with this Agreement shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of the Agent or any Lender, any extension of credit, or any other event or circumstance whatever.

                  5.7. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

                  5.8. Setoff. In the event that any obligation of the Guarantor now or hereafter existing under this Agreement or any other Loan Document shall have become due and payable, after an Event of Default under the Loan Documents has occurred, each Lender shall have the right from time to time, without notice to the Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of each Lender to the Guarantor, including all deposits (whether time or demand, general or special, provisionally or finally credited, however evidenced) now or hereafter maintained by the Guarantor with the Lender. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether such obligation to the Guarantor is absolute or contingent, matured or unmatured (it being agreed that each Lender may deem such obligation to be then due and payable at the time of such setoff), regardless of the offices or branches through which the parties are acting with respect to the offset obligations, regardless of whether the offset obligations are denominated in the same or different currencies, and regardless of the existence or adequacy of any other direct or indirect security or any other right or remedy available to such Lender. Nothing in this Agreement or any other Loan Document shall be deemed a waiver of or restriction on any right of setoff or banker's lien available to any Lender under this Section 5.8, at law or otherwise. The Guarantor hereby agrees that any affiliate of any Lender, and any holder of a participation in any Guaranteed Obligations of the Guarantor under this Agreement, shall have the same rights of setoff as each Lender as provided in this Section 5.8 (regardless of whether such affiliate or participant otherwise would be deemed a creditor of the Guarantor).

                  5.9. Construction. In this Agreement, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural, and the part the whole; the neuter case includes the masculine and feminine cases; and "or" is not exclusive. In this Agreement, any references to property (or similar terms) include any interest in such property (or other item referred to); "include," "includes," "including" and similar terms are not limiting; and "hereof," "herein," "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision; Section and other headings in this Agreement, and any table of contents herein, are for reference purposes only and shall not affect the interpretation of this Agreement in any respect. Section and other references in this Agreement are to this Agreement unless otherwise specified. This Agreement has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities against the party controlling the drafting, shall apply to this Agreement.

                  5.10. Successors and Assigns. This Agreement shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Agent, the Lender and their respective successors and assigns. Without limitation of the foregoing, the Agent or any Lender (and any successive assignee or transferee) from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any Guaranteed Obligations, to any other Person, and such Guaranteed Obligations (including any Guaranteed Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of this Agreement, and to the extent of its interest in such Guaranteed Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Agent or any Lender, as the case may be, in this Agreement or otherwise.

                  5.11.    Certain Legal Matters.

(A) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUSIVE OF CHOICE OF LAW PRINCIPLES.

(B) SUBMISSION TO JURISDICTION AND VENUE; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL; ETC. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(I) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE CITY OR COUNTY OF NEW YORK, NEW YORK, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND AGREES NOT TO BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY RELATED LITIGATION IN ANY OTHER FORUM);

(II) ACKNOWLEDGES THAT SUCH COURTS WILL BE THE MOST CONVENIENT FORUM FOR ANY RELATED LITIGATION, WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER IT;

(III) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS FOR NOTICES DESCRIBED IN THIS AGREEMENT, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

(IV)     WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

(C) LIMITATION OF LIABILITY. NO CLAIM MAY BE MADE BY THE GUARANTOR AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF THE AGENT OR ANY LENDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND THE GUARANTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.

THE GUARANTOR ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THAT IT UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT.

                  IN WITNESS WHEREOF, the Guarantor has executed and delivered this Agreement as of the date first above written.

                                      CURTISS-WRIGHT CORPORATION


                                      By
                                      Name:
                                      Title:

                                                                        EXHIBT F
                                                             to Credit Agreement


                           FORM OF SUBSIDIARY GUARANTY

                        GUARANTY AND SURETYSHIP AGREEMENT

                  THIS GUARANTY AND SURETYSHIP AGREEMENT (this "Guaranty") dated as of the 20th day of December, 1999, made by [NAME OF SUBSIDIARY], a corporation ("Guarantor"), to the lenders parties hereto from time to time (the "Lenders", as defined further below) and MELLON BANK, N.A., a national banking association, as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

                              W I T N E S S E T H:

                 WHEREAS, Curtiss-Wright Corporation, a Delaware corporation ("Curtiss-Wright") and the Subsidiary Borrowers party thereto from time to time (collectively with Curtiss-Wright, the "Borrowers" and each individually a "Borrower") have entered into a Credit Agreement of even date herewith with the Lenders parties thereto from time to time, the Issuing Banks referred to therein, and Mellon Bank, N.A., as Agent (as amended, modified or supplemented from time to time, the "Credit Agreement"); and

                 WHEREAS, the Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement, and the Guarantor may receive extensions of credit under the Credit Agreement from time to time; and

                  WHEREAS, it is a condition precedent to the extension of credit under the Credit Agreement that the Guarantor execute and deliver this Agreement; and

                  WHEREAS, this Agreement, among other things, is made by the Guarantor to induce the Lenders to enter into the Loan Documents (as defined in the Credit Agreement) and to induce the Lenders to extend credit under the Credit Agreement;

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged by Guarantor, and intending to be legally bound, Guarantor hereby agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1  Definitions.

                  (a) Certain Definitions. Capitalized terms not otherwise defined herein shall have the meanings given in the Credit Agreement. In addition to the other terms defined elsewhere in this Agreement, as used herein the following terms shall have the following meanings:

                  "Guaranteed Obligations" shall mean all obligations from time to time of the Borrowers to the Agent or any Lender under or in connection with any Loan Document, including all obligations to pay principal, interest, fees, indemnities or other amounts under such Loan Documents, in each case whether such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (including interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, dissolution or similar proceeding with respect to any Borrower or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

                                   ARTICLE II
                             GUARANTY AND SURETYSHIP

                  2.1. Guaranty and Suretyship. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees and becomes surety for the full and punctual payment and performance of the Guaranteed Obligations as and when such payment or performance shall become due (at scheduled maturity, by acceleration or otherwise) in accordance with the terms of the Loan Documents. This Agreement is an agreement of suretyship as well as of guaranty, is a guarantee of payment and performance and not merely of collectibility, and is in no way conditioned upon any attempt to collect from or proceed against any Borrower or any other Person or any other event or circumstance. The obligations of the Guarantor under this Agreement are direct and primary obligations of the Guarantor and are independent of the Guaranteed Obligations, and a separate action or actions may be brought against the Guarantor regardless of whether action is brought against any Borrower or any other Person or whether such Borrower or any other Person is joined in any such action or actions.

                  2.2. Obligations Absolute. The Guarantor agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting the Guaranteed Obligations, any of the terms of the Loan Documents or the rights of the Agent or any Lender or any other Person with respect thereto. The obligations of the Guarantor under this Agreement shall be absolute, unconditional and irrevocable, irrespective of any of the following:

                  (a) any lack of legality, validity, enforceability, allowability (in a bankruptcy, insolvency, reorganization, dissolution or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guaranteed Obligations;

                  (b) any change in the amount, nature, time, place or manner of payment or performance of, or in any other term of, any of the Guaranteed Obligations (whether or not such change is contemplated by the Loan Documents as presently constituted, and specifically including any increase in the Guaranteed Obligations, whether resulting from the extension of additional credit to any Borrower or otherwise), any execution of any additional Loan Documents, or any amendment or waiver of or any consent to departure from any Loan Document;

                  (c) any taking, exchange, release, impairment or nonperfection of any collateral, or any taking, release, impairment or amendment or waiver of or consent to departure from any other guaranty or other direct or indirect security for any of the Guaranteed Obligations;

                  (d) any manner of application of collateral or other direct or indirect security for any of the Guaranteed Obligations, or proceeds thereof, to any of the Guaranteed Obligations, or any commercially reasonable manner of sale or other disposition of any collateral for any of the Guaranteed Obligations or any other assets of any Borrower;

                  (e) any permanent impairment by any Lender or any other Person of any recourse of the Guarantor against any Borrower or any other Person, or any other permanent impairment by any Lender or any other Person of the suretyship status of the Guarantor;

                  (f) any bankruptcy, insolvency, reorganization, dissolution or similar proceedings with respect to, or any change, restructuring or termination of the corporate structure or existence of, any Borrower, the Guarantor or any other Person; or

                  (g) any failure of any Lender or any other Person to disclose to the Guarantor any information pertaining to the business, operations, condition (financial or other) or prospects of any Borrower or any other Person, or to give any other notice, disclosure or demand.

                  2.3. Waivers, etc. The Guarantor hereby irrevocably waives any defense to or limitation on its obligations under this Agreement arising out of or based upon any matter referred to in Section 2.2 and, without limiting the generality of the foregoing, any requirement of promptness, diligence or notice of acceptance, any other notice, disclosure or demand with respect to any of the Guaranteed Obligations and this Agreement, any requirement of acceptance hereof, reliance hereon or knowledge hereof by the Agent or any Lender, and any requirement that the Agent or any Lender protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral or other direct or indirect security for any of the Guaranteed Obligations. Notwithstanding the foregoing sentence, the Guarantor's waiver under this Section 2.3 shall apply only to the Guarantor's obligations hereunder and shall not limit or waive any of the Guarantor's rights or obligations as a borrower under the Credit Agreement.

                  2.4. Reinstatement. This Agreement shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is avoided, rescinded or must otherwise be returned by the Agent or any Lender for any reason, all as though such payment had not been made.

                  2.5. No Stay. Without limiting the generality of any other provision of this Agreement, if any acceleration of the time for payment or performance of any Guaranteed Obligation, or any condition to any such acceleration, shall at any time be stayed, enjoined or prevented for any reason (including stay or injunction resulting from the pendency against any Borrower or any other Person of a bankruptcy, insolvency, reorganization, dissolution or similar proceeding), the Guarantor agrees that, for purposes of this Agreement and its obligations hereunder, at the option of the Agent such Guaranteed Obligation shall be deemed to have been accelerated and such condition to acceleration shall be deemed to have been met.

                  2.6. Payments. All payments to be made by the Guarantor pursuant to this Agreement shall be made at the times and in the manner prescribed for payments in Articles II and III of the Credit Agreement, without setoff, counterclaim, withholding or other deduction of any nature. All payments made by the Guarantor pursuant to this Agreement may be applied to the Guaranteed Obligations and all other amounts payable under this Agreement in such order as the Agent may elect.

                  2.7. Subrogation, Etc. Any rights which the Guarantor may have or acquire by way of subrogation, reimbursement, restitution, exoneration, contribution or indemnity, and any similar rights (whether arising by operation of law, by agreement or otherwise), against any Borrower arising from the existence, payment, performance or enforcement of any of the obligations of the Guarantor under or in connection with this Agreement, shall be subordinate in right of payment to the Guaranteed Obligations, and the Guarantor shall not exercise any such rights until all Guaranteed Obligations and all other obligations under this Agreement have been paid in cash or such other manner as may be acceptable to the Agent and performed in full and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents shall have terminated. If, notwithstanding the foregoing, any amount shall be received by the Guarantor on account of any such rights at any time prior to the time at which all Guaranteed Obligations and all other obligations under this Agreement shall have been paid in cash or such other manner as may be acceptable to the Agent and performed in full and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents shall have terminated, such amount shall be held by the Guarantor in trust for the benefit of the Lenders, segregated from other funds held by the Guarantor, and shall be forthwith delivered to Agent for the benefit of the Lenders in the exact form received by the Guarantor (with any necessary endorsement), to be applied to the Guaranteed Obligations, whether matured or unmatured, in such order as the Agent may elect, or to be held by the Agent as security for the Guaranteed Obligations and disposed of by the Agent in any lawful manner, all as the Agent may elect.

                  2.8. Continuing Agreement. This Agreement is a continuing guaranty and shall continue in full force and effect until all Guaranteed Obligations and all other amounts payable under this Agreement have been paid in cash or such other manner as may be acceptable to the Agent and performed in full, and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents have terminated, subject in any event to reinstatement in accordance with Section 2.4. Without limiting the generality of the foregoing, the Guarantor hereby irrevocably waives any right to terminate or revoke this Agreement.

                  2.9. Limitation on Obligations. Notwithstanding any other provision hereof, to the extent that mandatory and nonwaivable provisions of applicable Law pertaining to fraudulent transfer or fraudulent conveyance otherwise would render the full amount of the obligations of the Guarantor under this Agreement avoidable, invalid or unenforceable, the obligations of the Guarantor under this Agreement shall be limited to the maximum amount which does not result in such avoidability, invalidity or unenforceability. In any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Person claiming that this Section 2.9 applies to limit any obligation of the Guarantor under this Agreement, or claiming that any obligation of the Guarantor under this Agreement is avoidable, invalid or unenforceable, as to each element of such claim.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  The Guarantor hereby represents and warrants to the Agent and the Lenders as follows:

                  3.1. Credit Agreement. The provisions of Article IV of the Credit Agreement are hereby incorporated by reference (together with all related definitions and cross references). The Guarantor hereby represents and warrants to the Agent and the Lenders as provided therein.

                  3.2. Representations and Warranties Remade at Each Extension of Credit. Each request (including any deemed request) by any Borrower for any extension of credit under any Loan Document shall be deemed to constitute a representation and warranty by the Guarantor to the Agent and the Lenders that the representations and warranties made by the Guarantor in this Article III are true and correct on and as of the date of such request with the same effect as though made on and as of such date. Failure by the Agent to receive notice from the Guarantor to the contrary before the Lenders make any extension of credit under any Loan Document shall constitute a further representation and warranty by the Guarantor to the Agent and the Lenders that the representations and warranties made by the Guarantor in this Article III are true and correct on and as of the date of such extension of credit with the same effect as though made on and as of such date.


                                   ARTICLE IV
                                    COVENANTS

                  4.1. Covenants Generally. Reference is hereby made to the provisions of Articles VI and VII of the Credit Agreement (together with all related definitions and cross-references). To the extent such provisions impose upon any Borrower a duty to cause the Guarantor (or a Subsidiary of the Guarantor) to do or refrain from doing certain acts or things or to meet or refrain from meeting certain conditions, the Guarantor shall (or shall cause such Subsidiary of the Guarantor to, as the case may be) do or refrain from doing such acts or things, or meet or refrain from meeting such conditions, as the case may be.


                                    ARTICLE V
                                  MISCELLANEOUS

                  5.1. Amendments, etc. No amendment to or waiver of any provision of this Agreement, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of each Lender; provided that this Agreement may be terminated and the Guarantor may be released herefrom with the written consent of the Required Lenders in connection with the sale or other disposition of all of the capital stock of and other equity interests in the Guarantor to a Person or Persons other than a Borrower or a Subsidiary of a Borrower, which sale or other disposition is in compliance with the Credit Agreement and the Loan Documents. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  5.2. No Implied Waiver; Remedies Cumulative. No delay or failure of the Agent or any Lender in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Agent and the Lenders under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

                  5.3. Notices. Except to the extent, if any, otherwise expressly provided herein, all notices and other communications (collectively, "notices") under this Agreement shall be in writing (including facsimile transmission) and shall be sent by certified or registered mail, by nationally-recognized overnight courier or by personal delivery. All notices shall be sent to the address specified in the Credit Agreement for the applicable party, or, in any case, to such other address as shall have been designated by the applicable party by notice to the other party hereto. Any properly given notice shall be effective when received, except that properly given notices to the Guarantor shall be effective at the following time, if earlier: if given by telephone, when telephoned; if by first-class mail, three Business Days after deposit in the mail; if by overnight courier, one Business Day after pickup by such courier; and if by facsimile transmission, upon transmission. The Agent and the Lenders may rely on any notice (whether or not made in a manner contemplated by this Agreement) purportedly made by or on behalf of the Guarantor, and Agent and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

                  5.4. Expenses. The Guarantor agrees to pay upon demand all reasonable expenses (including reasonable fees and expenses of counsel) which the Agent or any Lender may incur from time to time arising from or relating to the administration of, or exercise, enforcement or preservation of rights or remedies under, this Agreement, other than costs and expenses incurred by the Agent or any Lender, respectively, in connection with any litigation which results in a final, non-appealable judgment against the Agent or such Lender.

                  5.5. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

                  5.6. Survival. All representations and warranties of the Guarantor contained in or made in connection with this Agreement shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of the Agent or any Lender, any extension of credit, or any other event or circumstance whatever.

                  5.7. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

                  5.8. Setoff. In the event that any obligation of the Guarantor now or hereafter existing under this Agreement or any other Loan Document shall have become due and payable, after an Event of Default under the Loan Documents has occurred, each Lender shall have the right from time to time, without notice to the Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of each Lender to the Guarantor, including all deposits (whether time or demand, general or special, provisionally or finally credited, however evidenced) now or hereafter maintained by the Guarantor with such Lender. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether such obligation to the Guarantor is absolute or contingent, matured or unmatured (it being agreed that each Lender may deem such obligation to be then due and payable at the time of such setoff), regardless of the offices or branches through which the parties are acting with respect to the offset obligations, regardless of whether the offset obligations are denominated in the same or different currencies, and regardless of the existence or adequacy of any other direct or indirect security or any other right or remedy available to such Lender. Nothing in this Agreement or any other Loan Document shall be deemed a waiver of or restriction on any right of setoff or banker's lien available to any Lender under this Section 5.8, at law or otherwise. The Guarantor hereby agrees that any affiliate of any Lender, and any holder of a participation in any Guaranteed Obligations of the Guarantor under this Agreement, shall have the same rights of setoff as each Lender as provided in this Section 5.8 (regardless of whether such affiliate or participant otherwise would be deemed a creditor of the Guarantor).

                  5.9. Construction. In this Agreement, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural, and the part the whole; the neuter case includes the masculine and feminine cases; and "or" is not exclusive. In this Agreement, any references to property (or similar terms) include any interest in such property (or other item referred to); "include," "includes," "including" and similar terms are not limiting; and "hereof," "herein," "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision; Section and other headings in this Agreement, and any table of contents herein, are for reference purposes only and shall not affect the interpretation of this Agreement in any respect. Section and other references in this Agreement are to this Agreement unless otherwise specified. This Agreement has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities against the party controlling the drafting, shall apply to this Agreement.

                  5.10. Successors and Assigns. This Agreement shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Agent, the Lenders and their respective successors and assigns. Without limitation of the foregoing, the Agent or any Lender (and any successive assignee or transferee) from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any Guaranteed Obligations, to any other Person, and such Guaranteed Obligations (including any Guaranteed Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of this Agreement, and to the extent of its interest in such Guaranteed Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Agent or any Lender, as the case may be, in this Agreement or otherwise.

                  5.11.    Certain Legal Matters.

                  (A) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUSIVE OF CHOICE OF LAW PRINCIPLES.

                  (B) SUBMISSION TO JURISDICTION AND VENUE; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL; ETC. THE GUARANTOR HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

                  (I) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE CITY OR COUNTY OF NEW YORK, NEW YORK, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND AGREES NOT TO BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY RELATED LITIGATION IN ANY OTHER FORUM);

                  (II) ACKNOWLEDGES THAT SUCH COURTS WILL BE THE MOST CONVENIENT FORUM FOR ANY RELATED LITIGATION, WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER IT;

                  (III) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS FOR NOTICES DESCRIBED IN THIS AGREEMENT, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

(I)      WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

                  (C) LIMITATION OF LIABILITY. NO CLAIM MAY BE MADE BY THE GUARANTOR AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF THE AGENT OR ANY LENDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND THE GUARANTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.

THE GUARANTOR ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THAT IT UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT.

                  IN WITNESS WHEREOF, the Guarantor has executed and delivered this Agreement as of the date first above written.


                                                          [NAME OF SUBSIDIARY]


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